Exhibit 10.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of September 6, 2017
among
COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP,
as the Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and L/C Issuer,
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent,
U.S. BANK NATIONAL ASSOCIATION and CAPITAL ONE, NATIONAL ASSOCIATION,
as L/C Issuers,
CAPITAL ONE, NATIONAL ASSOCIATION, THE HUNTINGTON NATIONAL BANK, AND REGIONS BANK,
as Co-Documentation Agents,

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Joint Lead Arranger,
JPMORGAN CHASE BANK, N.A., and U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners,
and
THE OTHER LENDERS PARTY HERETO

i

5.08	Ownership of Property; Liens	69
5.09	Environmental Compliance	69
5.10	Insurance	70
5.11	Taxes	70
5.12	ERISA Compliance	70
5.13	Loan Parties; Equity Interests	70
5.14	Margin Regulations; Investment Company Act	70
5.15	Disclosure	71
5.16	Compliance with Laws	71
5.17	Intellectual Property; Licenses, Etc.	71
5.18	Sanctions Laws and Regulations.	71
5.19	Solvency	72
5.20	REIT Status	72
Article VI. AFFIRMATIVE COVENANTS		72
6.01	Financial Statements	72
6.02	Certificates; Other Information	73
6.03	Notices	75
6.04	Payment of Obligations	75
6.05	Preservation of Existence, Etc	75
6.06	Maintenance of Properties	76
6.07	Maintenance of Insurance	76
6.08	Compliance with Laws	76
6.09	Books and Records	76
6.10	Inspection Rights	77
6.11	Use of Proceeds	77
6.12	Environmental Matters	77
6.13	Addition of Qualified Unencumbered Properties/Additional Subsidiary Guarantors	77
6.14	Removal of Qualified Unencumbered Properties	79
6.15	Intentionally Omitted	79
6.16	Notices Relating to Certain Unsecured Debt Exceeding $50,000,000.00	79
Article VII. NEGATIVE COVENANTS		80
7.01	Liens	80
7.02	Investments	80
7.03	Indebtedness	81
7.04	Fundamental Changes	82
7.05	Dispositions	83
7.06	Dividend Payout Ratio	83
7.07	Change in Nature of Business	84
7.08	Transactions with Affiliates	84
7.09	Burdensome Agreements.	84
7.10	Use of Proceeds	84
7.11	Financial Covenants	84
7.12	Additional Restricted Actions.	85
7.13	Organizational Matters.	86
7.14	Ownership and Creation of Foreign Subsidiaries.	86
7.15	Sanctions	86
Article VIII. EVENTS OF DEFAULT AND REMEDIES		86
8.01	Events of Default	86

8.02	Remedies Upon Event of Default	88
8.03	Application of Funds	89
Article IX. ADMINISTRATIVE AGENT		90
9.01	Appointment and Authority	90
9.02	Rights as a Lender	90
9.03	Exculpatory Provisions	90
9.04	Reliance by Administrative Agent	91
9.05	Delegation of Duties	91
9.06	Resignation of Administrative Agent	92
9.07	Non-Reliance on Administrative Agent and Other Lenders	92
9.08	No Other Duties, Etc.	93
9.09	Administrative Agent May File Proofs of Claim	93
9.10	Cash Collateral and Guaranty Matters	93
9.11	Swap Contracts.	93
9.12	Enforcement.	94
9.13	Lender Reply Period	94
Article X. MISCELLANEOUS		94
10.01	Amendments, Etc.	94
10.02	Notices; Effectiveness; Electronic Communication	96
10.03	No Waiver; Cumulative Remedies; Enforcement	98
10.04	Expenses; Indemnity; Damage Waiver	99
10.05	Payments Set Aside	101
10.06	Successors and Assigns	101
10.07	Treatment of Certain Information; Confidentiality	109
10.08	Right of Setoff	110
10.09	Interest Rate Limitation	110
10.10	Counterparts; Integration; Effectiveness	111
10.11	Survival of Representations and Warranties	111
10.12	Severability	111
10.13	Replacement of Lenders	111
10.14	Governing Law; Jurisdiction; Etc	112
10.15	Waiver of Jury Trial	113
10.16	No Advisory or Fiduciary Responsibility.	113
10.17	USA PATRIOT Act Notice	113
10.18	Electronic Execution of Assignments and Certain Other Documents	114
10.19	Time of the Essence	114
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	114
10.21	Entire Agreement.	114

SCHEDULES
2.01        Commitments and Applicable Percentages
4.01(e)(1)    Required Advances to be Made at Initial Credit Extension
5.06        Litigation
5.08        Projects and Qualified Unencumbered Properties
5.09        Environmental Matters
5.13        Loan Party Jurisdiction and Taxpayer Identification
5.17        Intellectual Property Matters
7.01        Existing Liens
7.03        Existing Indebtedness
10.02        Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Committed Loan Notice
B    [Intentionally Omitted]
C-1    Revolving Note
C-2     Term Note
D-1    Compliance Certificate
D-2    Borrowing Base Compliance Certificate
E-1    Form of Assignment and Assumption
E-2    Administrative Questionnaire
F    Guaranty
G    Opinion Matters
H    Environmental Investigations
I    U.S. Tax Compliance Certificates

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into, as of September 6, 2017, among Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent and an L/C Issuer. This Agreement amends and restates the Amended and Restated Credit Agreement entered into as of September 12, 2014 (as amended prior to the date hereof, the “Existing Credit Agreement”), among Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer.
The Borrower has requested that the Lenders provide the credit facility set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Addition Date” has the meaning specified in Section 6.13.
“Adjusted Annual EBITDA” means, with respect to the Consolidated Group for any period, an amount equal to the Consolidated Net Income for the most recently ended Measurement Period, as adjusted by (a) adding or deducting for, as appropriate, any adjustment made under GAAP during such Measurement Period for straight lining of rents, amortization related to above-market or below-market leases, gains or losses from sales of assets, extraordinary, nonrecurring or unusual items, impairment of real estate assets, income and franchise taxes, depreciation, amortization, interest expenses, other non-cash items, fees and expenses associated with the transactions contemplated by this Agreement and real estate acquisition costs and expenses; (b) deducting an annual amount for capital expenditures for such Measurement Period equal to (i) $0.25 per square foot for Projects in which the material leasable space thereof is office space, (ii) $0.15 per square foot for Projects in which the material leasable space thereof is retail space, and (iii) $0.10 per square foot for Projects in which the material leasable space thereof is industrial, distribution or warehouse space, in each case, multiplied by the weighted average gross leasable area for such Projects (including only the square footage, FF&E, or units in (i) — (iii) above which is owned by the Consolidated Group during such Measurement Period and excluding the square footage, FF&E, or units of the buildings on the ground leased portion of any Property for which one of the members of the Consolidated Group is the lessor); and (c) adding the Advisor Fee Adjustment for such Measurement Period; provided, however, Adjusted Annual EBITDA attributable to Excluded Tenants shall be excluded for purposes of the definition of Adjusted Annual EBITDA and, in each case, the Consolidated Group Pro Rata Share of the foregoing components for Investment Affiliates shall be included. To the extent previously adjusted, all of the above described modifiers to such Consolidated Net Income are as derived from CREIS’s books and records, which books and records are to be maintained in accordance with GAAP.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Rate Loan for the relevant Interest Period, or for any Base Rate Loan, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Unencumbered NOI” means, with respect to Projects owned by the Borrower and Subsidiary Guarantors for any period, Unencumbered NOI for the most recently ended Measurement Period less an amount for capital expenditures equal to (a) $0.25 per square foot for Projects in which the material leasable space thereof is office space, (b) $0.15 per square foot for Projects in which the material leasable space thereof is retail space, and (c) $0.10 per square foot for Projects in which the material leasable space thereof is industrial, distribution or warehouse space, in each case, multiplied by the weighted average gross leasable area for such Projects (including only the square footage or units in (a) — (c) above which is or are owned by the Borrower and Subsidiary Guarantors during such Measurement Period and excluding the square footage or units of the buildings on the ground leased portion of any Project for which one of the members of the Borrower and Subsidiary Guarantors is the lessor).
“Administrative Agent” means JPMC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Advisors” means Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC and its Affiliates, together with its successors, if any.
“Advisor Fee” means, collectively, (a) an asset management fee based upon the aggregate value of the Projects plus costs and expenses incurred by Advisors in providing asset management services and (b) property management fees based upon gross revenues plus costs and expenses incurred by Advisors in providing property management services.
“Advisor Fee Adjustment” means, for any period, the aggregate Advisor Fee paid to the Advisors that were deducted in determining Consolidated Net Income for such period less an amount equal to four and one half of one percent (4.5%) of aggregate Consolidated Net Income from all Projects during such period; provided that, any such Advisor Fee in an amount in excess of four and one half of one percent (4.5%) of such aggregate Consolidated Net Income for such period is subject to the Advisor Fee Subordination Agreement.
“Advisor Fee Subordination Agreement” means that certain Amended and Restated Advisor Fee Subordination Agreement (in form and substance reasonably satisfactory to Administrative Agent), dated as of the Closing Date, as amended, restated, supplemented or modified from time to time, by and among Advisors, the Borrower, CREIS and the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitments” means, at any applicable time, the Revolving Commitments of all the Revolving Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED TWELVE MILLION FIVE HUNDRED THOUSAND and No/100 DOLLARS ($212,500,000.00).
“Aggregate Term Loan Amount” means the aggregate Outstanding Amount of Term Loans of all the Term Lenders. The aggregate principal amount of the Aggregate Term Loan Amount on the Closing Date is ONE HUNDRED TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($112,500,000.00).
“Aggregate Term Commitments” means, at any applicable time, the Term Commitments of all the Term Lenders. The aggregate principal amount of the Aggregate Term Commitments in effect on the Closing Date is TWO HUNDRED TWELVE MILLION FIVE HUNDRED THOUSAND and No/100 DOLLARS ($212,500,000.00).
“Agreement” means this Credit Agreement, as amended, restated, supplemented or modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Consolidated Group from time to time concerning or relating to bribery or corruption.
“Applicable L/C Issuer” means, as to a requested or an issued Letter of Credit, the L/C Issuer from whom the Letter of Credit is requested, or the L/C Issuer that issued the Letter of Credit, as applicable, all pursuant to Section 2.03 below.
“Applicable Letter of Credit” means a Letter of Credit issued by the Applicable L/C Issuer.
“Applicable Percentage” means, (a) with respect to each Revolving Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired or been terminated pursuant to Section 2.06, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to each Term Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Term Commitments represented by such Term Lender’s Term Commitment at such time; provided that after the end of the Availability Period for the Term Facility, the Applicable Percentage of each Term Lender shall be determined based on the Outstanding Amount of the Committed Term Loans represented by such Term Lender’s Term Loans at such time. The Applicable Percentage of each Lender, after giving effect to this Agreement (along with any amendments made hereto and any increases in the Revolving Facility or Term Facility pursuant to Section 2.14 hereof), is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.
“Applicable Rate” means, from time to time, the applicable rate per annum set forth in the applicable table below opposite the Leverage Ratio, as determined as of the last day of the immediately preceding fiscal quarter.
Revolving Facility:

Leverage Ratio	Applicable Rate for Eurodollar Rate Loans and Letters of Credit	Applicable Rate for Base Rate Loans	Revolving Facility Unused Fee*

I	< 40%	1.70%	0.70%	0.20%
II	> 40% and < 45%	1.80%	0.80%	0.25%
III	> 45% and < 50%	1.90%	0.90%	0.30%
IV	> 50% and < 55%	2.05%	1.05%	0.30%
V	> 55%	2.20%	1.20%	0.30
* The Unused Fee for the Revolving Facility shall automatically be reduced to 0.20% for any day on which the Daily Undrawn Amount for the Revolving Facility is fifty percent (50%) or less of the Aggregate Revolving Commitments.
Term Facility:

Pricing Level	Leverage Ratio	Applicable Rate for Eurodollar Rate Loans and Letters of Credit	Applicable Rate for Base Rate Loans	Term Facility Unused Fee
I	< 40%	1.60%	0.60%	0.20%
II	> 40% and < 45%	1.70%	0.70%	0.20%
III	> 45% and < 50%	1.80%	0.80%	0.20%
IV	> 50% and < 55%	1.95%	0.95%	0.20%
V	> 55%	2.10%	1.10%	0.20%

Initially, the Applicable Rate shall be determined based upon the Leverage Ratio specified in the certificate delivered pursuant to Section 4.01(b)(x). Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio as accurately disclosed in each Compliance Certificate shall become effective as of the first Business Day immediately following the date such Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (until such time as such delinquent Compliance Certificate is delivered).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means severally and collectively, JPMC, U.S. Bank and Capital One, National Association, each in its capacity as a lead arranger and/or a joint bookrunner, and any other entities designated in writing by the then acting Arranger(s) as a co-lead arranger and/or joint bookrunner, as applicable, and with the prior written consent of the Borrower; provided that JPMC may perform its respective responsibilities of Arranger through its affiliate, J.P. Morgan Securities LLC.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) with respect to the Revolving Facility, (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Revolving Commitments of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) with respect to the Term Facility, (i) September 6, 2018, (ii) the date of termination of the Aggregate Term Commitments pursuant to Section 2.06, and (iii) the date of termination of the Term Commitments of each Term Lender to make Term Loans pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementation law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest at a rate determined by reference to the Base Rate.
“Blackrock Investments” means assets of the Consolidated Group that are held and invested pursuant to that certain Discretionary Investment Management Agreement with Blackrock Investment Management, LLC, as Investment Manager, including all Investments made or held pursuant thereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Committed Borrowing.
“Borrowing Base” means the lesser of (a) an amount equal to sixty percent (60%) of the Unencumbered Asset Value, and (b) the Unencumbered Mortgageability Amount.
“Borrowing Base Compliance Certificate” means a certificate substantially in the form of Exhibit D-2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capitalization Rate” means seven percent (7.00%).
“Capitalized Lease Obligation” means the monetary obligation of a Person under any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuers (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral and Borrower shall agree, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Applicable L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as of any date:
(a)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one (1) year from such date;
(b)    mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
(c)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured Debt Rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one (1) month from the date of their purchase;

(d)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured Debt Rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured Debt Rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three (3) months from the date of their purchase;
(e)    bonds or other obligations having a short term unsecured Debt Rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term Debt Rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(f)    repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (a) of this definition maturing on or prior to a date one (1) month from the date the repurchase agreement is entered into;
(g)    short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one (1) month from the date of their purchase; and
(h)    commercial paper (having original maturities of not more than three hundred sixty-five (365) days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
“C Corporation” means a corporation that is taxed under Subchapter C of Chapter 1 of the Code.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s or such L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    CREIS fails to own, directly or indirectly, more than fifty percent (50%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or CREIS fails to Control the Borrower; or
(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of CREIS cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 or 10.01, as applicable, which shall be the date of this Agreement.
“CMBS Securities” means, any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages.
“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Documentation Agents” means, Capital One, National Association, The Huntington National Bank, and Regions Bank, each in its capacity as a co-documentation agent under any of the Loan Documents, or any successor or additional co-documentation agent(s) designated by JPMC.
“Commitments” means the Revolving Commitments or the Term Commitments or both as the context requires.
“Committed Borrowing” means a Committed Revolving Borrowing or a Committed Term Borrowing or both as the context requires.
“Committed Loan” is a Committed Revolving Loan or a Committed Term Loan or both as the context requires.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Committed Revolving Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.
“Committed Revolving Loan” has the meaning specified in Section 2.01(a).
“Committed Term Borrowing” means a borrowing consisting of simultaneous Committed Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.
“Committed Term Loan” has the meaning specified in Section 2.01(b).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person, who is primarily engaged in any material line of business as those lines of business conducted by any Loan Party on the Closing Date or any business substantially related thereto, or who is otherwise directly competing with any Loan Party. For clarification, a Competitor shall not include a bank, a similar financial institution, or an insurance company unless such Person is a Competitor Affiliate.
“Competitor Affiliate” means any Affiliate of a Competitor other than a bona fide debt fund or an investment vehicle that is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which no Competitor or a Person that Controls or is Controlled by a Competitor makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such fund’s or investment vehicle’s investment decisions.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.
“Consolidated Debt Service” means, with respect to the Consolidated Group for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable (to the extent not already included pursuant to clause (b) above) and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.
“Consolidated Group” means CREIS and all Persons whose financial results are consolidated with CREIS for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the greater of (a) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (b) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage in excess of that calculated pursuant to clauses (a) and (b) above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.
“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment

Affiliate, for such period, whether recourse or non‑recourse, in each case, excluding amortization of deferred financing costs, debt premiums or discounts or other non-cash items.
“Consolidated Net Income” means, for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP.
“Consolidated Net Operating Income” means the aggregate NOI for the applicable period for all Projects.
“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding as of such date, as determined on a consolidated basis in accordance with GAAP (whether recourse or non‑recourse), plus, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate as of such date, other than, in either case, Indebtedness of such member of the Consolidated Group or Investment Affiliate owed to a member of the Consolidated Group.
“Construction in Progress” means, as of any date, the book value (determined in accordance with GAAP) of any Projects then under development; provided that a Project shall no longer be included in Construction in Progress and shall be deemed to be a stabilized project upon the earlier of (a) the expiration of the second full fiscal quarter after substantial completion (the earlier of receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (b) the last day of the fiscal quarter in which the annualized Consolidated Net Operating Income attributable to such Project divided by the Capitalization Rate exceeds the book value of such Project.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controls” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“CREIS” means Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation, together with its successors.
“Daily Undrawn Amount” means, for each day during the applicable Availability Period, an amount equal to (a) with respect to the Revolving Lenders, (i) the Aggregate Revolving Commitments existing as of the end of such day, less (ii) the aggregate Outstanding Amount of Committed Revolving Loans and L/C Obligations as of the end of such day and (b) with respect to the Term Lenders, the unused Term Commitments for such Term Lenders existing as of the end of such day.
“Daily Unused Fee” means, for each day during the applicable Availability Period, an amount equal to (a) with respect to the Revolving Lenders, (i) the Daily Undrawn Amount of the Revolving Commitments of such Revolving Lenders for such day, multiplied by (ii) a per annum percentage for such day (as determined for a three hundred sixty (360) day year) equal to the applicable percentage set forth for Unused Fees in the table set forth in the definition of Applicable Rate applicable to the Revolving Facility and (b)

with respect to the Term Lenders, (i) the Daily Undrawn Amount of the Term Commitments of such Term Lenders for such day, multiplied by (ii) a per annum percentage for such day (as determined for a three hundred sixty (360) day year) equal to the applicable percentage set forth for Unused Fees in the table set forth in the definition of Applicable Rate applicable to the Term Facility.
“Dark Qualified Unencumbered Property” means any Project that is not at least eighty-five percent (85%) occupied but is at least eighty-five percent (85%) leased to (x) one or more investment grade (BBB- or above from S&P or Fitch or Baa3 or above by Moody’s) tenants, (y) one or more tenants whose lease obligations are guaranteed by an investment grade (BBB- or above from S&P or Fitch or Baa3 or above by Moody’s) entity (so long as such guaranty is in effect), or (z) one or more tenants which are direct or indirect Subsidiaries of a parent having an investment grade rating (BBB- or above from S&P or Fitch or Baa3 or above by Moody's), so long as such investment grade rating is in effect, with a minimum of five (5) years left on such lease, payments under such lease are current and such tenant has no present right to terminate such lease.
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of a Person’s non‑credit‑enhanced, senior unsecured long‑term debt. The Debt Rating in effect at any date is the Debt Rating that is in effect at the close of business on such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to any Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2.0%) per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for the Revolving Facility plus two percent (2.0%) per annum and (c) when used with respect to Obligations other than the Loans and Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Revolving Facility plus (iii) two percent (2.0%) per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become subject to any Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, (b) any other Person that the Borrower determines in good faith is a Competitor or a Competitor Affiliate, which Person (i) has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (including by posting such notice to the Platform) not less than ten (10) Business Days prior to such date and (ii) unless such Person is a REIT or Competitor Affiliate of a REIT, such determination by the Borrower is acceptable to the Administrative Agent, in its sole discretion, and (c) any Competitor Affiliate of any Person described in clause (a) or (b) to the extent such Competitor Affiliate is clearly identifiable solely on the basis of such Competitor Affiliate's name; provided that (i) except for its review of the DQ List, neither the Administrative Agent (except as provided in clause (b)(ii) above) nor any Lender shall have any obligation to carry out due diligence in order to identify such Competitor Affiliate and (ii) the DQ List shall be posted to all Lenders by the Administrative Agent (and the Administrative Agent, in its capacity as such, shall have the authority to do so), and the Administrative Agent shall further have the express authority to provide the DQ List to each Lender requesting the same. Notwithstanding the foregoing, each of the Borrower and the Lenders acknowledge and agree that the Administrative Agent, in its capacity as such, shall not have any responsibility or obligation to ascertain, monitor or inquire as to whether any Lender or potential Lender, or potential participant is a Disqualified Institution (except as provided in clause (b)(ii) above) and the Administrative Agent shall have no liability with respect to any assignment or participation of loans made, or any information made available, to a Disqualified Institution by any Lender in violation hereof. “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dividend Payout Ratio” means, for any Measurement Period, the ratio of (a) an amount equal to (i) one hundred percent (100%) of all dividends or other distributions paid, direct or indirect, on account of any Equity Interests in CREIS (except dividends or distributions payable solely in shares of the applicable class of Equity Interests to the holders of such class) during such Measurement Period, less (ii) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, to (b) Funds From Operations of the Consolidated Group for such Measurement Period.

“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any shares of any Equity Interests in CREIS which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional Equity Interests in the Consolidated Group.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“DQ List” has the meaning set forth in Section 10.06(i)(iv). The initial DQ List shall be delivered to the Administrative Agent not less than five (5) Business Days before the Closing Date. Upon the Closing Date, all Lenders are deemed (i) to have acknowledged such DQ List and (ii) not to have objected to such DQ List.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided, that it is understood and agreed that no Defaulting Lender may be an Eligible Assignee.
“Eligible Real Estate Investments” means any of the following investments held by or owed to any Loan Party, any Subsidiary thereof or any Investment Affiliate: (a) any Secured Debt, including any “Tranche B” loans thereunder or participation interests therein; provided, however, if such Secured Debt is evidenced by a promissory note, such promissory note is properly assigned and/or endorsed payable to such Loan Party, such Subsidiary or such Investment Affiliate or if the investment is a participation interest, to the Person granting such participation interest, (b) CMBS Securities, (c) any mezzanine debt, including any participation interests therein, (d) any preferred equity and (e) any REIT common stock.
“Environmental Laws” means any and all Federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or (to the extent any such liability is recourse to a Loan Party) any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law with respect to any Project,

(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials on any Project, (c) exposure of any Project to any Hazardous Materials, (d) the release of any Hazardous Materials originating from any Project into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of, membership interests in, limited liability company interest in, or partnerships interests in (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, membership interests in or partnerships interests in (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of, membership interests in or partnerships interests in (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a notification that a Multiemployer Plan is endangered or in critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate” means, for any Interest Period, a per annum rate of interest equal to the Adjusted LIBO Rate for such Interest Period.
“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate determined by reference to the Eurodollar Rate (and not the Base Rate).
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures

Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 22 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.
“Excluded Tenants” means, as of any date, any anchor tenant or non‑anchor with a total square footage of greater than 15,000 square feet at one of the Projects that either (a) is subject to a voluntary or involuntary petition for relief under any Debtor Relief Laws or (b) is not operating its business in its demised premises at such Project, unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB‑ or above by S&P or Fitch or Baa3 or above by Moody’s.
“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereof.
“Extended Maturity Date” has the meaning specified in Section 2.17.
“Extension Effective Date” has the meaning specified in Section 2.17.
“Facility Amount” means the sum of the Aggregate Revolving Commitments and the Aggregate Term Loan Amount, as adjusted from time to time pursuant to the terms and conditions of this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means each of (i) the letter agreement, dated as of August 10, 2017 (as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), between Borrower and JPMC, and (ii) any other fee letter that Borrower enters into with any other Lender, Arranger, agent, or co-agent.
“FF&E” means Furniture, Fixtures & Equipment, as determined in accordance with GAAP.
“Fitch” means Fitch Ratings, Inc., and any successor or assignee of the business of such company in the business of rating debt.
“Fixed Charge Coverage Ratio” means, with respect to any Measurement Period, a ratio equal to:
(a)    Adjusted Annual EBITDA for such Measurement Period, divided by
(b)    the sum of (i) Consolidated Debt Service for such Measurement Period, plus (ii) all Preferred Dividends, if any, payable with respect to such Measurement Period.
“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Applicable L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” shall have the meaning determined, as of the Closing Date (or, if acceptable to the Borrower and the Administrative Agent, as it may be updated from time to time), by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members, as adjusted by adding back (a) real estate acquisition costs and expenses for acquisitions that were consummated for the Consolidated Group and (b) the Consolidated Group’s Pro Rata Share of real estate acquisition costs and expenses for acquisitions that were consummated for the Investment Affiliates.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.06(f).
“Ground Lease” means a ground lease (a) that has a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the later of (i) the Closing Date, or (ii) the date the Project is added to the pool of Qualified Unencumbered Properties, provided that the remaining term can be less than twenty-five (25) years if there is an option to purchase and the amount of the option purchase price is either nominal or is deducted from the Unencumbered Asset Value of the applicable Qualified Unencumbered Property; (b) that is a financeable lease by providing reasonable and customary protections for a leasehold mortgagee; and (c) for which the Project subject thereto is only subject to Permitted Liens.
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) CREIS and (b) each of the Subsidiary Guarantors.
“Guaranty” means the Amended and Restated Continuing Guaranty made and executed by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, including each counterpart agreement thereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, or (ii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date (or becomes within 30 days after the Closing Date), a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”
“Improved Land Value” means, as of any date, the book value of any Projects which have been developed for any type of commercial, industrial, residential or other income-generating use, regardless of whether or not such Projects are under development as of such date.
“Indebtedness” means, as to any Person, as of any date, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services, in each case, other than trade accounts payable in the ordinary course of business and provided that such obligations are not past due for more than sixty (60) days after the date on which such trade account payable was created;
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    Capitalized Lease Obligations and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than dividends) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantees of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group).
The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease Obligations or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.
“Initial Maturity Date” means September 6, 2021.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.
“Interest Period” means with respect to any Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) any Interest Period may not extend beyond the then applicable Maturity Date. For purposes hereof, the date of a Eurodollar Rate Loan initially shall be the date on which such Eurodollar Rate Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Rate Loan.
“Interpolated Rate” means, at any time, for the applicable Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means any investment made in cash or by delivery of property by any Person (a) in any Person, whether by (i) acquisition of assets, shares of Equity Interests, bonds, notes, mortgage instruments (including deeds of trust, deeds to secure debt and mortgages), debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (ii) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, or (b) in any Project. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means a Debt Rating of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s.
“IP Rights” has the meaning specified in Section 5.17.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the Applicable L/C Issuer and relating to such Letter of Credit.
“JPMC” means JPMorgan Chase Bank, N.A., and its successors.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Revolving Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means each of JPMC, U.S. Bank and Capital One, National Association, in its respective capacity as an issuer of Letters of Credit hereunder, any other Revolving Lender that agrees in writing to be an L/C Issuer, in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
"Lead Lender" means each of JPMC and U.S. Bank.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Revolving Lenders and the Term Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to fifteen percent (15%) of the Aggregate Revolving Commitments, not to exceed $50,000,000.
“Leverage Ratio” means, with respect to the Consolidated Group as of any date of calculation, (a) Consolidated Outstanding Indebtedness as of such date, divided by (b) Total Asset Value as of such date.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien” or “Encumbrance” and “Liens and Encumbrances” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit in the form of a Revolving Loan or a Term Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters, the Guaranty, the Advisor Fee Subordination Agreement and any and all documents, instruments or agreements executed and delivered to evidence, secure or in connection with all Letters of Credit, and such other documents evidencing, securing or pertaining to the Loans as shall, from time to time, be executed and/or delivered by Borrower, any Guarantor, or any other party to the Administrative Agent pursuant to this

Agreement or any other Loan Document (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).
“Loan Parties” means, collectively, the Borrower and each Guarantor.
"Loan Party" means, individually, the Borrower or any Guarantor.
“Management Fees” means, with respect to each Project for any period, an amount equal to the greater of (a) actual Advisor Fee payable with respect thereto and (b) an imputed management fee in an amount equal to 2% of rental revenues, excluding adjustments for straight lining of rents and amortization related to above-market or below-market leases directly attributable to such Project for such Measurement Period.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.
“Marketable Securities” means Investments in Equity Interests or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or condition (financial or otherwise) of the Borrower or the Consolidated Group taken as a whole; (b) a material impairment of the ability of Borrower or the Guarantors, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or the Guarantors, taken as a whole, of any Loan Document to which they are a party.
“Maturity Date” means (a) in the case of the Term Facility, September 6, 2022, and (b) with respect to the Revolving Facility, the Initial Maturity Date unless the maturity is extended pursuant to Section 2.17, then the Extended Maturity Date; provided, however, that, in every case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Measurement Period” means, as of any date, the four Quarterly Periods ending on or next preceding such date.
“Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multi-Tenant Project” means any Project that is not a Single-Tenant Project.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Negative Pledge” means with respect to any Qualified Unencumbered Property or any Equity Interests in any Subsidiary Guarantor, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
"Net Obligations" means an amount equal to the Obligations minus the Obligations under any Swap Contract as of the last day of the most recently ended Measurement Period.
“New Term Loan” has the meaning specified in Section 2.14(a).
“NOI” means, with respect to any Project for any Measurement Period, (a) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such Measurement Period, plus (b) all master lease income (except master lease income relating to multiple property master leases pursuant to which any member of the Consolidated Group is the lessor), not to exceed five percent (5%) of Consolidated Net Operating Income, less (c) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower or the applicable Subsidiary Guarantor, any interest expense, or other debt service charges, any real estate acquisition costs and expenses, any amortization related to above-market or below-market leases, any straight lining of rents and any non-cash charges such as impairment of real estate assets and depreciation or amortization of financing costs; provided, however, if such Project has been owned by the Borrower or a Subsidiary Guarantor, as applicable, for less than twelve (12) months then the NOI for such Project will be calculated as specified in clauses (a), (b) and (c) above based upon the income and expenses for the most recently ended Quarterly Period multiplied by four (4); provided further, however, if the Project has been owned by a Subsidiary Guarantor for twelve (12) months or more but has not generated property rental and other income for four (4) complete Quarterly Periods, the NOI for such Project will be calculated as specified in clauses (a), (b) and (c) above but on an annualized basis, provided, that once such Project has generated property rental and other income for four (4) complete Quarterly Periods, it is agreed that the NOI for such Project will be calculated as specified in clauses (a), (b) and (c) above based on the Measurement Period most recently ended; provided, further, that to the extent such Project is not owned or operated for one complete fiscal quarter, the calculation of NOI for such Measurement Period shall be such Project’s appraised NOI for an entire Measurement Period, as reasonably calculated and suggested by Borrower and approved by Administrative Agent in its reasonable discretion.
“Note” means a Revolving Note or a Term Note.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract between any Loan Party and any Hedge Bank and any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender; provided that the “Obligations” shall exclude any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Borrower is a party, under which the Borrower has:
(a)    any obligation under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) (“FIN 45”), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;
(b)    a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;
(c)    any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented; or
(d)    any obligation, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Committed Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (c) with respect to Committed Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to the borrowings and prepayments or repayments of Committed Term Loans, as the case may be, occurring on such date.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Liens” means:
(a)    Liens, if any, existing pursuant to any Loan Document;
(b)    Liens (other than Liens imposed under ERISA) for taxes, assessments (including private assessments and charges) or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or which have been insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Administrative Agent in its reasonable discretion;
(c)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, (i) are unfiled and no other action has been taken to enforce the same or (ii) are (x) being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established or (y) insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Administrative Agent in its reasonable discretion;
(d)    all items on “Schedule B” to the applicable title policy in favor of the applicable Subsidiary Guarantor and reasonably acceptable to the Administrative Agent as evidenced by the inclusion of the related Project in the pool of Qualified Unencumbered Properties;
(e)    with respect to each Qualified Unencumbered Property, the leasehold interest of each third party lessee (or sub-lessee) in such Qualified Unencumbered Property;
(f)    easements granted to any Governmental Authority or necessary or desirable for any access, drainage, utility or similar service in connection with the operation of the applicable Qualified Unencumbered Property;
(g)    Liens existing pursuant to any Loan Document;
(h)    zoning restrictions, easements, rights-of-way, restrictions and other encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i)    any interest of title of a lessor (and its mortgagees) under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in any foreign jurisdiction) relating to, operating leases not prohibited, or Ground Leases or other lease permitted, by this Agreement under which a Subsidiary Guarantor is a lessee;
(j)    Liens securing judgments for the payment of money not constituting an Event of Default;
(k)    Liens existing on the Closing Date disclosed in this Agreement, and agreed to, by the Administrative Agent;
(l)    Liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance or other social security obligations;
(m)    Liens in favor of Borrower or any Subsidiary Guarantor, granted by any Person that is not a Loan Party, due to obligations owed to such Borrower or Subsidiary Guarantor in connection with any lease of a Qualified Unencumbered Property or any PILOT Transaction;
(n)    Liens pursuant to any PILOT Transaction that are junior and subject to the applicable Subsidiary Guarantor’s rights to acquire fee title to the Qualified Unencumbered Property that is subject to a PILOT Transaction; and
(o)    other Liens and Encumbrances consented to by the Administrative Agent in writing from time to time and subject to such requirements as the Administrative Agent may reasonably impose.

“Permitted Restrictions” means any of the following (a) provisions in any Unsecured Debt documents that (i) require the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Debt of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Asset Value, (ii) restrict a Lien being granted to secure the Obligations unless a Lien is granted to secure such Unsecured Debt, (iii) require any Subsidiary Guarantor that Guarantees the Obligations to Guarantee such Unsecured Debt substantially in the form of Exhibit F, mutatis mutandis, or such other form reasonably acceptable to Administrative Agent, or (iv) provide certain restrictions or requirements pursuant to a definition of qualified unencumbered property substantially similar to the definition of Qualified Unencumbered Properties contained herein or (v) provide financial covenants or other negative covenants no more restrictive, in any material respect, than those in the Loan Documents and (b) any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(c) solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness.
“Permitted Unsecured Debt” means, at any time, Unsecured Debt (excluding the Obligations) that CREIS or any of its Subsidiaries (a) incurred during a time CREIS or the Borrower has (i) an Investment Grade Rating or (ii) any outstanding indebtedness issued by CREIS or the Borrower that has an NAIC rating of 2 or better or (b) that is rated BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s or has an NAIC rating of 2 or better.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PILOT Transaction” means, with respect to any Project and the Subsidiary Guarantor having an interest in such Project, a transaction or series of related transactions in which:
(a) an industrial development board or other political subsidiary (an “IDB”) has or acquires nominal fee title to a Project and leases such Project to such Subsidiary Guarantor pursuant to a Ground Lease or if the Subsidiary Guarantor retains fee title, the IDB has a leasehold interest in the improvements and subleases such improvements back to the Subsidiary Guarantor pursuant to a lease reasonably acceptable to the Administrative Agent, which (i) obligates such Subsidiary Guarantor (or such Subsidiary Guarantor’s tenant) to make payments in lieu of ad valorem taxes in an amount not to exceed the taxes that would be assessed if such Subsidiary Guarantor had fee title to such Project, (ii) obligates such Subsidiary Guarantor to make rent payments that are nominal or that equal the payments payable under the Bonds (as defined below) and (iii) grants to such Subsidiary Guarantor the option (which upon foreclosure may be exercised by the leasehold mortgagee (such as the Administrative Agent)) to acquire fee title to such Project for a nominal sum regardless of the existence of any default under such transaction and only subject to Permitted Liens; and
(b) if applicable, the IDB issues one or more bonds (the “Bonds”) which are payable from all or a portion of the payments to be made by such Subsidiary Guarantor under such Ground Lease (or such Subsidiary Guarantor’s tenant) that (i) are registered in the name of such Subsidiary Guarantor, and (ii) the Subsidiary Guarantor has (x) if Bonds are issued, 100% of the beneficial interest in the Bonds, free of any Liens or Encumbrances, or (y) if Bonds are not issued, a senior right and option to purchase the fee simple interest in the Project consistent with (a)(iii) above; and
(c) the applicable Subsidiary Guarantor exercises its right to acquire 100% fee interest in the Project prior to the expiration date for such right.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Preferred Dividends” means, with respect to the Consolidated Group, dividends or other distributions which are payable to holders of any Equity Interests in the Consolidated Group which entitle the holders of such Equity Interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of Equity Interests in the Consolidated Group.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMC (or its successors) as its prime rate in effect at its office located at 270 Park Avenue, New York, New York (or its successors’ office identified to the Borrower and the Lenders); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Project” means any real estate asset directly owned by any member of the Consolidated Group, any of its Subsidiaries or any Investment Affiliate. For purposes hereof and of the Loan Documents, “owned” shall mean any real estate asset owned in fee or leased by any such Person, or any combination thereof.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Unencumbered Properties” means, as of any date, Projects that are: (a) one hundred percent (100%) (i) fee owned by a Wholly-Owned Subsidiary that is a Subsidiary Guarantor; or (ii) leased by a Wholly-Owned Subsidiary that is a Subsidiary Guarantor under a Ground Lease, or if approved by the Administrative Agent such other lease that is part of a PILOT Transaction; (b) not subject to any Liens other than Permitted Liens and the owner thereof has the power to (i) provide a Negative Pledge and (ii) agree not to guarantee or otherwise become liable for any Indebtedness; (c) located in the United States; (d) at least eighty-five percent (85%) occupied, unless (i) such Project is being repositioned for a period not more than six (6) months (provided that the aggregate sum of repositioning Projects may not exceed ten percent (10%) of the Unencumbered Asset Value at any one time and provided further that if such Project is a Multi-Tenant Project, such Project is at least thirty percent (30%) occupied) or (ii) such Project is a Dark Qualified Unencumbered Property; (e) not subject to any material environmental, title or structural problems; (f) not subject to any leases that are in default, after giving effect to any notice or cure periods set forth therein; provided that, in the case of Multi-Tenant Projects, the qualification in this clause (f) shall be limited to leases in default (i) on anchor tenants or (ii) that constitute ten percent (10%) or more of such Project’s net rental revenue; (g) not a hotel or motel property; and (h) covered by insurance as required in accordance with Section 6.07. The Qualified Unencumbered Properties as of the Closing Date are identified as such on Schedule 5.08. Projects may be added to and/or removed from the pool of Qualified Unencumbered Properties in accordance with Sections 6.13 and 6.14.
“Quarterly Period” means the most recently-ended three (3) calendar month period for which the Borrower has provided financial information pursuant to Sections 6.01(a) or (b).
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Debt” means any Indebtedness of any member of the Consolidated Group for which such Person has personal liability (excluding Indebtedness with respect to which the liability of the applicable obligor is limited to the obligor’s interest in specified assets securing such Indebtedness), subject to customary nonrecourse carve-outs, including, without limitation, exclusions for claims that (a) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the applicable Project securing such Indebtedness, (c) arise from the presence of Hazardous Materials on the Project securing such Indebtedness; or (d) are the result of any unpaid real estate taxes and assessments, in each case, to the extent no claim of liability has been made pursuant to any such carve-outs.
“Register” has the meaning specified in Section 10.06(c).
“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) of the sum of (a) the Aggregate Revolving Commitments then in effect or, if the Aggregate Revolving Commitments have been terminated pursuant to Section 2.06 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition), and (b) the Aggregate Term Commitments then in effect or, if the Availability Period has ended, the Aggregate Term Loan Amount; provided that the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) of the Revolving Commitments then in effect or, if the Aggregate Revolving Commitments have been terminated pursuant to Section 2.06 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party or of any general partner, member or manager thereof, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party or of any general partner, member or manager thereof, as applicable, so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Responsible Officer Certificate” means a certificate executed by a Responsible Officer in the capacity as a Responsible Officer of, and on behalf of, the applicable Loan Party, and not in the individual capacity of the individual that is a Responsible Officer.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to the Equity Interests of the Borrower or any Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a) or Section 2.14, as applicable, and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder, including the issuance of Letters of Credit.
“Revolving Lender” means each Lender who has a Revolving Commitment greater than zero.
“Revolving Loan” means an extension of credit by a Revolving Lender to the Borrower under Article II in the form of a Committed Revolving Loan.
“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor or assignee of the business of such division in the business of rating debt.
“Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Qualified Unencumbered Property (a) which such Person has sold or transferred (or is to sell or transfer) to another Person which is not a Loan Party or (b) which such Person intends to use for substantially the same purpose as any other Qualified Unencumbered Property which has been sold or transferred (or is to be sold or transferred) by such Person to another Person which is not a Loan Party in connection with such lease.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person Controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Debt” means Indebtedness secured by mortgages (or other real estate security instruments) or by mortgage-backed receivables or notes or other instruments supported by direct real estate security.
“Shareholders' Equity” means an amount equal to shareholders’ equity or net worth of the Consolidated Group, on a consolidated basis, as determined in accordance with GAAP.
“Single-Tenant Project” means any Project for which three (3) or fewer tenants account for ninety percent (90%) or more of the Project’s total annualized rent.
“SPC” has the meaning specified in Section 10.06(f).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a, direct or indirect, Subsidiary or Subsidiaries of CREIS.
“Subsidiary Guarantors” means each Wholly-Owned Subsidiary that owns or leases a Project that is a Qualified Unencumbered Property; provided, however, upon release of such Project from the pool of Qualified Unencumbered Properties pursuant to the terms and conditions of this Agreement, such Subsidiary shall, to the extent provided herein and in the Guaranty, cease to be a Subsidiary Guarantor.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means U.S. Bank, in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent(s).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to each Lender, its obligation to make Committed Term Loans to the Borrower pursuant to Section 2.01(b) or Section 2.14, as applicable, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means the Term Commitments and the extensions of credit made thereunder.
“Term Lender” means each Lender with a Term Commitment or outstanding Term Loans.
“Term Loan” means an extension of credit by a Term Lender to the Borrower under Article II in the form of a Committed Term Loan and any New Term Loan.
“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit C-2.
“Total Asset Value” or “TAV” means, as of any date, the sum of (without duplication) (a) Consolidated Net Operating Income during the Measurement Period most recently ended attributable to Projects owned or leased by a member of the Consolidated Group for eighteen (18) months or more divided by the Capitalization Rate, provided that the resulting amount shall not be less than $ 0.00 for any Project, plus (b) one hundred percent (100%) of the actual price paid for any Projects owned or leased by any member of the Consolidated Group for less than eighteen (18) months, plus (c) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the last day of the most recently ended fiscal quarter, plus (d) the Construction in Progress and Improved Land Value for Projects owned or leased by the Consolidated Group (provided, that the book value of Construction in Progress and Improved Land Value shall, at all times, be subject to the terms of Section 7.02(f)(ii)), plus (e) the GAAP-determined value of Eligible Real Estate Investments owned or held by the Consolidated Group (provided, that the aggregate value of Eligible Real Estate Investments held shall, at all times, be subject to the terms of Section 7.02(f)(iv)) plus (f) the Unimproved Land Value of Projects owned by the Consolidated Group (provided that the value of such undeveloped land shall, at all times, be subject to the terms of Section 7.02(f)(iii)), plus (g) the GAAP determined value of Blackrock Investments owned or held by the Consolidated Group, provided, however, in each case the Consolidated Group Pro Rata Share of the foregoing components for Investment Affiliates shall be included.
“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans, Revolving Loans and all L/C Obligations.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.
“Treasury Management Agreements” means any and all agreements governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, credit or debit cards, purchase cards, corporate cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Unencumbered Asset Value” means, as of any date of calculation, the sum of: (a) for Qualified Unencumbered Properties owned eighteen (18) months or more, an amount equal to (i) Consolidated Net Operating Income during the Measurement Period most recently ended for such Qualified Unencumbered Properties divided by (ii) the Capitalization Rate, plus (b) one hundred percent (100%) of the actual purchase price paid for Qualified Unencumbered Properties owned less than eighteen (18) months (excluding any costs and expenses incurred in connection therewith that were added to the purchase price, all as reasonably calculated and suggested by the Borrower and approved by the Administrative Agent in its reasonable discretion); provided, however, that (A) no tenant will account for greater than twenty percent (20%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (B) no Qualified Unencumbered Property will account for greater than twenty percent (20%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (C) Dark Qualified Unencumbered Properties will not account for greater than five percent (5%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (D) Qualified Unencumbered Properties that are Multi-Tenant Projects shall not account for more than twenty-five percent (25%) of Unencumbered Asset Value, (E) Qualified Unencumbered Properties leased by Subsidiary Guarantors, as lessees, under Ground Leases shall not account for more than twenty percent (20%) of Unencumbered Asset Value without the reasonable approval of each Lead Lender, but only so long as such Lead Lender is a Lender and (F) a minimum of twenty five percent (25%) of the Consolidated Net Operating Income generated by Qualified

Unencumbered Properties used to calculate Unencumbered Asset Value shall be derived from (x) investment grade (BBB- or above by S&P or Fitch or Baa3 or above by Moody’s) tenants; (y) tenants whose lease obligations are guaranteed by an investment grade (BBB- or above from S&P or Fitch or Baa3 or above by Moody’s) entity (so long as such guaranty is in effect); or (z) tenants which are direct or indirect Subsidiaries of a parent having an investment grade rating (BBB- or above from S&P or Fitch, or Baa3 or above by Moody's), so long as such investment grade rating is in effect, provided that if a tenant exceeds the percentage in subsection (A), or a Qualified Unencumbered Property exceeds the percentage limitation in subsection (B), or the applicable Qualified Unencumbered Properties exceed the percentage limitation in subsection (C), (D) or (E), then the applicable Qualified Unencumbered Properties may continue to be included in the calculation of Unencumbered Asset Value, but the Unencumbered Asset Value shall be reduced by an amount to exclude therefrom, the portion of the Unencumbered Asset Value attributable to the excess of such percentage limitations, as reasonably calculated by the Borrower, and which calculations are reasonably acceptable to the Administrative Agent.
“Unencumbered Mortgageability Amount” means the maximum amount that provides debt service coverage equal to 1.35x, where the debt service coverage calculation is based on the Adjusted Unencumbered NOI attributable to all Qualified Unencumbered Properties on an aggregate basis for the most recently ended Measurement Period, as underwritten by the Administrative Agent assuming debt service based on a thirty (30) year, mortgage-style principal amortization at an annual interest rate equal to the greater of (i) the ten (10) year Treasury Bill yield as of the end of such Measurement Period plus two hundred fifty (250) basis points and (ii) six and one half percent (6.5%).
“Unencumbered NOI” means, for any Measurement Period, NOI for such Measurement Period from Qualified Unencumbered Properties.
“Unimproved Land Value” means, as of any date, the book value of any Projects as determined in accordance with GAAP, which have not been developed for any type of commercial, industrial, residential or other income-generating use and is not, as of such date, under development.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unsecured Debt” means Indebtedness of the Consolidated Group that is not Secured Debt, including the Obligations, provided that any Guarantee by any member of the Consolidated Group of Secured Debt of any other member of the Consolidated Group shall be Unsecured Debt only to the extent the amount of the Indebtedness Guaranteed by any member of the Consolidated Group exceeds the aggregate market value of all property securing such Secured Debt, calculated on the date of execution of such Guarantee, provided further that for purposes of computing the amount of Unsecured Debt arising from a Swap Contract permitted pursuant to Section 7.03(b) herein, the amount of Unsecured Debt with respect thereto shall be the amount calculated as of the end of each fiscal quarter and fiscal year, and if the applicable Swap Contract was not in place as of the end of the immediately prior fiscal quarter or fiscal year, as applicable, the amount of Unsecured Debt with respect thereto shall be $0.00 until the end of the then current fiscal quarter or fiscal year, as applicable.
“Unsecured Debt Service” means, for any date of calculation and for any Measurement Period ending on or next preceding such date, actual interest incurred and scheduled principal paid on Unsecured Debt during such Measurement Period.

“Unsecured Debt Service Coverage Ratio” means, for any Measurement Period, the ratio of (a) Adjusted Unencumbered NOI during such Measurement Period; to (b) Unsecured Debt Service during such Measurement Period.
“Unused Fees” has the meaning specified in Section 2.09(a).
“U.S. Bank” means U.S. Bank National Association.
“Wholly-Owned Subsidiary” means (a) any Subsidiary all of the outstanding voting securities and any Mandatorily Redeemable Stock of which shall at the time be owned or controlled, directly or indirectly, by the Borrower and/or CREIS or one or more Wholly-Owned Subsidiaries of the Borrower and/or CREIS, or by the Borrower and/or CREIS and one or more Wholly-Owned Subsidiaries of the Borrower and/or CREIS, or (b) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, directly or indirectly, by the Borrower and/or CREIS.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) definitions given in singular form shall, when used in their plural form, mean a collective reference to each such person, place or thing and definitions given in plural form shall, when used in their singular form, mean an (or the applicable) individual person place or thing among the group of persons, places or things defined.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that which are used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Consolidated Group or any Investment Affiliate at “fair value,” as defined therein and (ii) except to the extent elected otherwise by the Borrower, any change in accounting for leases pursuant to GAAP, including those resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842).
(a)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(b)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Consolidated Group or to the determination of any amount for the Consolidated Group on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Commitments.
(a)    Committed Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and the Total Outstandings shall not exceed the lesser of (A) the Facility Amount and (B) the Borrowing Base then in effect, less all Unsecured Debt other than the Net Obligations, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Upon the expiration of the Availability Period, the commitments of the Revolving Lenders to make Committed Revolving Loans shall irrevocably cease.
(b)    Committed Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make term loans, in multiple advances, to the Borrower in Dollars:
(i) on the Closing Date, each Term Lender shall make its advance of the Term Loan in the amount set forth for such Term Lender in Schedule 4.01(e)(1); and
(ii) provided no Event of Default is continuing, each Term Lender shall make its advance of additional Term Loans, on any Business Day during the Availability Period and in not more than four (4) separate additional Borrowings, each in a minimum amount of $25,000,000 (or, if less, the then unused Aggregate Term Commitments) in an amount not to exceed the balance of such Term Lender's Term Commitment, subject to the Borrower delivering to the Administrative Agent a Committed Loan Notice not later than 11:00 a.m. three (3) Business Days prior to such applicable additional advance;
(each such Loan, a “Committed Term Loan”); provided, however, that after giving effect to each borrowing of the Committed Term Loans and the prepayment of Revolving Loans, if any, in connection therewith, (x) the aggregate Term Loans made by each Lender shall not exceed its Term Commitment, and (y) the Total Outstandings shall not exceed the lesser of (A) the Facility Amount as of the date of the Committed Term Loans, and (B) the Borrowing Base then in effect, less all Unsecured Debt other than the Net Obligations. Amounts repaid on the Term Loans may not be reborrowed. The Term Loans may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein. If any portion of the proceeds of any such Committed Term Loan is used to prepay Revolving Loans, the portion of such Revolving Loans held by any Term Lender shall be exchanged for a corresponding portion of such Committed Term Loan pursuant to a cashless settlement.
2.02    Borrowings, Conversions and Continuations of Committed Loans.

(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a minimum principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted and whether such Committed Loan is a Revolving Loan, a Term Loan, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If the most recent Borrowing Base Compliance Certificate delivered to the Administrative Agent does not demonstrate a Borrowing Base sufficient for any Committed Borrowing requested by the Borrower, then as a condition to such Committed Borrowing the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Compliance Certificate covering the current pool of Qualified Unencumbered Properties that demonstrates a Borrowing Base sufficient for such requested Committed Borrowing.
(b)    Following receipt of a Committed Loan Notice after the Closing Date, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each applicable Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Eurodollar Rate Loans.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, and subject to the terms and conditions set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under such Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the lesser of (I) the Aggregate Revolving Commitments and (II) an amount equal to the Borrowing Base then in effect, less all Unsecured Debt other than the Net Obligations, (y) without duplication, the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Notwithstanding the above (except that at no time shall the Outstanding Amount of the L/C Obligations exceed the Letter of Credit Sublimit), unless the applicable L/C Issuer shall otherwise consent in its sole discretion, no L/C Issuer shall be obligated to issue Letters of Credit hereunder having a maximum aggregate amount in excess of $10,625,000.00 at any one time outstanding. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    No L/C Issuer shall issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or the last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.
(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer reasonably deems material to it;
(B)    the Letter of Credit is a commercial letter of credit or the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than Five Hundred Thousand and No/100 Dollars ($500,000.00);
(D)    such Letter of Credit is to be denominated in a currency other than Dollars;
(E)    any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(F)    the Letter of Credit contains any provisions for automatic restatement of the stated amount after any drawing thereunder; or
(G)    any proceeds of the Letter of Credit would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by a party to this Agreement, in any material respect.
(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The Applicable L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Applicable Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by an Applicable L/C Issuer in connection with an Applicable Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Applicable Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Applicable L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Applicable L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the Applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Applicable L/C Issuer may require. Additionally, the Borrower shall furnish to the Applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable L/C Issuer or the Administrative Agent may require. If the most recent Borrowing Base Compliance Certificate delivered to the Administrative Agent does not demonstrate a Borrowing Base sufficient for the issuance of any Letter of Credit requested by the Borrower, then as a condition to the issuance of such Letter of Credit the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Compliance Certificate covering the current pool of Qualified Unencumbered Properties that demonstrates a Borrowing Base sufficient for the issuance of such requested Letter of Credit.
(ii)    Promptly after receipt of any Letter of Credit Application, the Applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the Applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the Applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable L/C Issuer, the Borrower shall not be required to make a specific request to the Applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Applicable L/C Issuer shall not permit any such extension if (A) the Applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the Applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) to the Administrative Agent for the account of the Applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the Applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the Applicable L/C Issuer.
(v)    Each Revolving Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the Applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Applicable L/C Issuer for the amount of any payment made by the Applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of an Applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Applicable L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such Applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after an Applicable L/C Issuer has made a payment under any Applicable Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of an Applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an Applicable L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Applicable L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse each Applicable L/C Issuer for each drawing under each Applicable Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Applicable L/C Issuer of any requirement that exists for such Applicable L/C Issuer’s protection and not the protection of the Borrower or any waiver by such Applicable L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the Applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the Applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the Applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Applicable L/C Issuer, and any Applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Applicable L/C Issuer’s willful misconduct or gross negligence or the Applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an Applicable Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Applicable L/C Issuer may send an Applicable Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the Applicable L/C Issuer and the Borrower when an Applicable Letter of Credit is issued, the rules of the ISP shall apply to each Applicable Letter of Credit. Notwithstanding the foregoing, the Applicable L/C Issuer shall not be responsible to the Borrower for, and the Applicable L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Applicable L/C Issuer required under any Law that is required to be applied to any Letter of Credit, including the Law or any order of a jurisdiction where the Applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans under the Revolving Facility times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the Applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to the Applicable L/C Issuer. Notwithstanding any provision in any Fee Letter, the Borrower shall pay directly to the Applicable L/C Issuer for its own account a fronting fee with respect to each Applicable Letter of Credit, at 0.125%

per annum, computed on the daily amount available to be drawn under such Applicable Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended Quarterly Period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Applicable Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the Applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse each Applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary.
2.04    [Intentionally Omitted]
2.05    Prepayments.
(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of Five Million and No/100 Dollars ($5,000,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    [Intentionally Omitted]
(c)    If for any reason, including as a result of any Disposition of a Qualified Unencumbered Property in accordance with Section 7.05(c) or the removal of a Qualified Unencumbered Property in accordance with Section 6.14, the Total Outstandings at any time exceed the lesser of (i) the Facility Amount, and (ii) an amount equal to the Borrowing Base then in effect less all Unsecured Debt other than the Net Obligations, the Borrower shall immediately (A) prepay Loans and/or Cash Collateralize the L/C Obligations or (B) add new Qualified Unencumbered Properties pursuant to Section 6.13 in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Borrowing Base in effect, less all Unsecured Debt other than the Net Obligations.
2.06    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments or Aggregate Term Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments or Aggregate Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00) or any whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments or Aggregate Term Commitments, as applicable. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage, and any reduction of the Aggregate Term Commitments shall be applied to the Term Commitment of each Term Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments or the Aggregate Term Commitment, as applicable, shall be paid on the effective date of such termination. The Aggregate Term Commitments shall be automatically and permanently reduced (A) on the date of each borrowing of Term Loans pursuant to Section 2.01(b) by an amount equal to the aggregate principal amount of all borrowings of Term Loans on such date and (B) to the extent any Term Commitments remain outstanding, to zero on the last day of the Availability Period in respect of the Term Facility.
2.07    Repayment of Loans. The Borrower shall repay to the Lenders (a) on the applicable Maturity Date for the Revolving Facility, the aggregate outstanding principal amount of Committed Revolving Loans and (b) on the Maturity Date for the Term Facility, the aggregate outstanding principal amount of Committed Term Loans and all other Obligations outstanding on such date.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Loan; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Loan.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Unused Fees. For each day during the Availability Period for the Revolving Facility or the Term Facility, as applicable, the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the applicable Lenders thereunder in an amount equal to the Daily Unused Fee for such Lenders for such day (all such fees incurred during any given calendar quarter constituting the “Unused Fees” for such quarter). The Unused Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter, on the last day of the Availability Period (in the case of the Unused Fees for the Term Facility) and on the applicable Maturity Date.
(b)    [Intentionally Omitted]
(c)    Other Fees.
(i)    The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the

Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Consolidated Group or for any other reason, the Borrower or the Lenders reasonably determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or each Applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes, which shall evidence such Lender’s Loans (Revolving Loans or Term Loans) in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.

All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request increases in the Revolving Facility and/or the Term Facility so long as the Facility Amount (after giving effect thereto) shall not exceed, in the aggregate, Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00). Borrower

may (i) request an increase in the Aggregate Revolving Commitments and/or (ii) request an increase in the Aggregate Term Commitments or the principal amount of any existing Term Loan or, request a new tranche or tranches of term loans (each request for a new tranche, a “New Term Loan”); provided that any such request for an increase shall be in a minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) and the Borrower may also invite prospective lenders to respond.
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or agrees to increase its Term Commitment or existing Term Loan or participate in a New Term Loan, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or New Term Loan. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or increase its Term Commitment or existing Term Loan or participate in a New Term Loan, as applicable. Each prospective lender shall notify the Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the Aggregate Revolving Commitments or to fund any portion of the requested increase in Aggregate Term Commitments or the increased Term Loan or the New Term Loan, as applicable, and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the Aggregate Revolving Commitments or to fund any portion of an increase in the Aggregate Term Commitments or any Term Loan or a New Term Loan, as applicable.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ and prospective lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and, in the case of an increase in the Aggregate Revolving Commitments, each L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel. If any prospective lender agrees to fund any portion of the requested increase in the Aggregate Revolving Commitments or to fund any portion of an increase in the Aggregate Term Commitments or any Term Loan or a New Term Loan, as applicable (an “Additional Lender”), such Additional Lender shall become a Lender hereunder pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Aggregate Revolving Commitments are increased, the Aggregate Term Commitments or any existing Term Loan is increased or a New Term Loan is added in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Revolving Commitments, Term Commitments or Term Loans prior to such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall pay any fees agreed to in connection therewith and deliver to the Administrative Agent (x) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender which will have a Commitment with respect to the increase (the “Increase Lenders”), as to matters concerning the Loan Parties and the Loan Documents under applicable laws as the Administrative Agent or the Increase Lenders may reasonably request, and (y) a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan

Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (or confirming that the resolutions previously adopted remain in effect) and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase,
(A) the representations and warranties contained in Article V and the other Loan Documents are true and correct, in all material respects, (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects),as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01,
(B) no Default or Event of Default exists,
(C) in the event of a New Term Loan, after giving effect to such New Term Loan, (x) the Total Outstandings do not exceed the Borrowing Base then in effect, minus all Unsecured Debt other than the Net Obligations, and
(D) the Borrower is in compliance, on a pro forma basis, with the financial covenants in Section 7.11.
In the event of an increase in the Aggregate Revolving Commitments, the Borrower shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section. The Borrower and the Lenders providing such increase in the Aggregate Revolving Commitments may enter into an amendment to this Agreement as is necessary to evidence such increase without the consent of any other Lender. In the event of any increase in the Aggregate Term Commitments or any existing Term Loan or any New Term Loan, the Borrower and the Lenders providing such increase in the Aggregate Term Commitments or any existing Term Loan or New Term Loan, as applicable, shall enter into an amendment to this Agreement as is necessary to evidence such increase or New Term Loan and all issues related thereto, including but not limited to, amount, pricing and maturity of such increase or New Term Loan, as applicable, and all Lenders not providing such increase or New Term Loan hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the New Term Loan shall provide that (i) the maturity date for such New Term Loan shall not be earlier than the earliest Maturity Date for the then existing Term Loans, (ii) the weighted average life to maturity of such New Term Loan shall not be shorter than the weighted average life to maturity of the then existing Term Loans and (iii) except for the maturity date as provided in clause (i), amortization as provided in clause (ii) or pricing, the terms of such New Term Loan shall be consistent with the terms of the then existing Term Loans.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
2.15    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or an Applicable L/C Issuer (i) if any Applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any Applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (unless provided by the applicable Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and the Lenders’ obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation).
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure L/C Obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or such other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03 to the extent that Administrative Agent exercises remedies set forth in Section 8.02(b)), and (y) the Person providing Cash Collateral and each Applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, or received by the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Applicable L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by one or more Applicable L/C Issuers, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Applicable L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive an Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    No Defaulting Lender shall be entitled to receive any Letter of Credit Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided, however, notwithstanding the above, each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)    (1) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Applicable L/C Issuers the remaining amount of any such fee otherwise payable to such Defaulting Lender after giving effect to the amount paid in clause (x) to the extent allocable to each such Applicable L/C Issuer’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee. (2) With respect to any fee payable under Section 2.09(a) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to the Applicable L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each such Applicable L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (y) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount of any non-Defaulting Lender’s outstanding Revolving Loans plus such non-Defaulting Lender’s participation in L/C Obligations to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender (or if a Defaulting Lender takes such action so that it can no longer be characterized as a Defaulting Lender), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17    Extension of Revolving Maturity Date.
The Borrower may elect to extend the Initial Maturity Date for up to two (2) successive six (6) month periods, but in no event beyond September 6, 2022 (the “Extended Maturity Date”). Each such extension shall be subject to the satisfaction of the following conditions:
(a)    the Borrower must provide written notice to the Administrative Agent of such election to extend the maturity at least thirty (30) days but no more than ninety (90) days prior to the then current Maturity Date for the Revolving Facility;
(b)    no Default or Event of Default shall exist on the date of such notice of extension or on the Extension Effective Date;
(c)    the representations and warranties contained in Article V and the other Loan Documents are true and correct, in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;
(d)    on, or on a Business Day no more than five (5) Business Days prior to, the then current Maturity Date with respect to the Revolving Facility, the Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders (based on their share of the Revolving Commitments outstanding on the Extension Effective Date), an extension fee equal to ten hundredths of one percent (0.10%) of the Aggregate Revolving Commitments as of the Extension Effective Date; and
(e)    Administrative Agent shall have received satisfactory documentation evidencing the extension executed by the Borrower and consented to by the Guarantors.
If the above conditions are satisfied, the extension of the maturity of this Agreement shall be effective upon the date that the extension fee is paid to the Administrative Agent pursuant to clause (d) above (the “Extension Effective Date”).
ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this

Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or the Applicable L/C Issuer by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or each such Applicable L/C Issuer, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender or Applicable L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Applicable L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such Applicable L/C Issuer that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or each Applicable L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender or each Applicable L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Applicable L/C Issuer, as the case may be, under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)     any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments (including any such additional amounts) made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Indemnified Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival; Defined Terms. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 3.01, the term “applicable law” includes FATCA.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Committed Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar

Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any L/C Issuer;
(ii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Rate Loan or Base Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Applicable L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Applicable L/C Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Applicable L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Applicable L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital, liquidity ratios or any other liquidity requirement has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Applicable L/C Issuer, to a level below that which such Lender or such Applicable L/C Issuer or such Lender’s or such Applicable L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Applicable L/C Issuer’s policies and the policies of such Lender’s or such Applicable L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Applicable L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Applicable L/C Issuer or such Lender’s or such Applicable L/C Issuer’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Applicable L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 calendar days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Applicable L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Applicable L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Applicable L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.05    Compensation for Losses. Within ten (10) days of any demand by any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of an affected Lender setting forth its calculation of losses in detail will be conclusive and binding in the absence of manifest error.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder are subject to the satisfaction of the following conditions precedent:
(a)    completion of all due diligence with respect to (i) the Borrower, (ii) the Guarantors and (iii) the Properties included in the Borrowing Base on the Closing Date, in each case, in scope and determination satisfactory to the Administrative Agent, Arrangers and the Lenders in their sole discretion;
(b)    The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or pdf copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower and executed counterparts of the Guaranty and the Advisor Fee Subordination Agreement;
(ii)    Notes executed by the Borrower in favor of each Lender requesting a Note;
(iii)    Guaranty executed by each Guarantor;
(iv)    executed Certificate of Non-Foreign Status, a Disbursement and Rate Management Authorization and Instruction Agreement, if, and as, required by Administrative Agent and all other Loan Documents to be executed by the Borrower or any Guarantor;
(v)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(vi)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its formation;
(vii)    a favorable opinion of Kutak Rock LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or Required Lenders may reasonably request;
(viii)    a Responsible Officer Certificate of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(ix)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that, after giving effect to all requested Credit Extensions to be made on the Closing Date, the Total Outstandings shall not exceed the Borrowing Base minus any Unsecured Debt other than the Net Obligations as of the Closing Date;
(x)    a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended on June 30, 2017, signed by a Responsible Officer of the Borrower;
(xi)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(xii)    documentation and other information reasonably requested by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act;
(xiii)    for each Lender that has a Commitment under the Existing Credit Agreement as of the Closing Date, that is not a Lender under this Agreement (a "Discontinuing Lender"), evidence that the obligations under the Existing Credit Agreement to each such Discontinuing Lender have been or concurrently with the Closing Date are being terminated, and all such amounts owing to each such Discontinuing Lender have been paid in full, including, without limitation, any amounts due under Section 3.05 of the Existing Credit Agreement; and
(xiv)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers or the Lenders reasonably may require.
(c)    All amounts to be paid pursuant to Section 3.05 of the Existing Credit Agreement plus any fees required to be paid on or before the Closing Date shall have been paid.
(d)    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(e)    To the extent that any Project is not included in the pool of Qualified Unencumbered Properties prior to the Closing Date, any Project to be added on the Closing Date shall have satisfied the requirements of Section 6.13(a).

(f)    The amount that can be borrowed and outstanding on the Closing Date shall not be less than all amounts outstanding under the Existing Credit Agreement on the Closing Date.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, upon (i) each Lender’s receipt of an all conditions satisfied communication from the lawyer representing the Administrative Agent, and (ii) each Lender’s execution of this Agreement, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
For any Lender that is not a Discontinuing Lender and which has a Commitment under this Agreement, the Commitment and the Obligations owed to such Lender under this Agreement as of the Closing Date shall be deemed to be an amendment and restatement of such Lender's Commitment and such Obligations under the Existing Credit Agreement, and such Commitment and Obligations hereunder shall be a continuation of such Lender’s Commitment and Obligations owed to such Lender under the Existing Credit Agreement as amended and restated by this Agreement. On or before the Closing Date, Administrative Agent will provide to Borrower a closing statement identifying the Discontinuing Lenders, the amounts owing to such Discontinuing Lenders, including, without limitation, any amounts payable under Section 3.05 of the Existing Credit Agreement, and the manner in which the Obligations owing under the Existing Credit Agreement will be allocated to the Lenders under this Agreement upon the payment of such amounts.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (including on the Closing Date but excluding any Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the satisfaction of the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects (unless the representation or warranty contains materiality threshold, in which case the representation or warranty must be true and correct in all respects), as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01,
(b)    After giving effect to all requested Credit Extensions, the Total Outstandings shall not exceed the lesser of (i) the Facility Amount and (ii) the Borrowing Base then in effect less all Unsecured Debt other than the Net Obligations,
(c)    No Default or Event of Default shall exist, or would result, from such proposed Credit Extension or from the application of the proceeds thereof, and
(d)    The Administrative Agent and, if applicable, each Applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in either case, to the extent such conflict could reasonably be expected to have a Material Adverse Effect; or (c) violate any Law in a manner which could be reasonably expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than those that have already been duly made or obtained and remain in full force and effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by equitable principles of general application.
5.05    Financial Statements; No Material Adverse Effect; Secured Debt.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
(b)    The unaudited consolidated balance sheet of the Consolidated Group dated June 30, 2017, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since June 30, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.
(d)    The consolidated forecasted balance sheet and statements of income and cash flows of the Consolidated Group delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.
5.06    Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any other Loan Party or against any of their Properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party, of the matters, if any, described on Schedule 5.06.
5.07    No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth on Schedule 5.08 is a list of all Projects owned by the Consolidated Group with a notation as to which such Projects are Qualified Unencumbered Properties and which Loan Party owns each Qualified Unencumbered Property. Neither the Qualified Unencumbered Properties nor the Equity Interests of any Subsidiary Guarantor are subject to any Liens, other than Liens permitted by Section 7.01.
5.09    Environmental Compliance. The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10    Insurance. The Properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.
5.11    Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against a Loan Party that would, if made, have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement.
5.12    ERISA Compliance.
(a)    To the best knowledge of Borrower, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred; (ii) CREIS and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither CREIS nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither CREIS nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, that would result in liability, individually, or in the aggregate, in excess of Ten Million and No/100 Dollars ($10,000,000.00).
5.13    Loan Parties; Equity Interests. As of the Closing Date, set forth on Schedule 5.13 is a complete and accurate list of each Loan Party, together with (a) each such Person’s jurisdiction of organization and (b) each such Person’s U.S. taxpayer identification number. The outstanding Equity Interests of the Borrower and each Subsidiary Guarantor are validly issued, fully paid and non-assessable and free of any Liens other than Permitted Liens.
5.14    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), in each case as of the date thereof, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16    Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by a Loan Party infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.18    Sanctions Laws and Regulations.      The Loan Parties have implemented and maintain in effect policies and procedures designed to achieve compliance by the Loan Parties, their Affiliates and their respective directors, officers and employees with Anti-Corruption Laws, and, with respect to individuals or entities owning indirect interests in the Loan Parties, CREIS utilizes a U.S. broker-dealer network or third party transfer agent to implement the normal and customary investor screening practices mandated by applicable Law, including the Financial Industry Regulatory Authority regulations and applicable Sanctions. The Loan Parties and their Affiliates, and to the knowledge of the chief executive officer, chief financial officer or general counsel of the Loan Parties, any director, officer or employee thereof, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Loan Parties or any Affiliate, or (ii) to the knowledge of the chief executive officer, chief financial officer or general counsel of the Loan Parties, any director, officer or employee of the Loan Parties or any Affiliate that will act in any capacity in connection with or benefit from the transactions contemplated hereby, is a Sanctioned Person. No transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions, in any material respect. The representations contained in this Section shall not apply to any

Person to the extent such Person’s interest is in or through a U.S. Publicly-Traded Entity. “U.S. Publicly-Traded Entity” means an entity whose securities are (a) listed on a national securities exchange or (b) quoted on an automated quotation system in the U.S. or a wholly-owned subsidiary of such an entity.
5.19    Solvency.
(a)    Immediately after the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of such Credit Extension, (i) the fair value of the assets of the Loan Parties and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Loan Parties and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(b)    The Loan Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.
5.20    REIT Status.
(a)    CREIS is qualified as a real estate investment trust under Section 856 of the Code; and
(b)    CREIS is in compliance in all material respects with all provisions of the Code applicable to the qualification of CREIS as a real estate investment trust.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03 or as otherwise explicitly limited in this Article VI) cause each other Loan Party to:
6.01    Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Consolidated Group (and commencing with and including the financial statements related to the fiscal year ending December 31, 2017), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer, controller or other financial officer of CREIS or Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Consolidated Group in accordance with GAAP, and audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Consolidated Group (commencing with the fiscal quarter ending September 30, 2017), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Consolidated Group fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, controller or other financial officer of CREIS or the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)    as soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Consolidated Group (commencing with the fiscal year beginning January 1, 2018), forecasts prepared by management of CREIS or Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a monthly basis for the then current fiscal year (including the fiscal year in which the Maturity Date occurs).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of CREIS or the Borrower which shall include compliance with the covenants set forth in Sections 7.06 and 7.11, (ii) a certificate as of the end of the immediately preceding fiscal quarter of the Consolidated Group, setting forth and certifying the amount of all Dividend Reinvestment Proceeds received by CREIS during such immediately preceding fiscal quarter and including a certificate from the chief financial officer, or other executive officer or director, of CREIS or the Borrower certifying that the Borrower shall continue to be in compliance with all applicable provisions of the Code and its bylaws and operating covenants after giving effect to such dividends or distributions, and (iii) a duly completed Borrowing Base Compliance Certificate signed by a Responsible Officer of the Borrower, setting forth and certifying the amount of the Borrowing Base then in effect as of the end of the immediately preceding fiscal quarter of the Consolidated Group;
(b)    promptly after any reasonable request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of CREIS or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Consolidated Group may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (including, without limitation, all form 10-K and 10-Q reports);
(d)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;
(e)    promptly after there is a net increase in the amount of Unsecured Debt, other than the Net Obligations or with respect to any Swap Contract, if such net increase would result in the Total Outstandings exceeding the Borrowing Base then in effect, less all Unsecured Debt other than the Net Obligations, an updated Borrowing Base Compliance Certificate;
(f)    promptly, any information that the Administrative Agent deems lawfully necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities; and
(g)    promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 (other than subsection (a) of Section 6.03) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Consolidated Group posts such documents, or provides a link thereto on CREIS’s or Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Investor Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Investor Side Information”.
6.03    Notices. Promptly notify the Administrative Agent:
(a)    of the occurrence of any Default and any Event of Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by the Consolidated Group, including any determination by the Borrower referred to in Section 2.10(b); and
(e)    of the occurrence of any material environmental problems at a Qualified Unencumbered Property.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of CREIS or the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Subject to the cure periods and provisions contained in Section 8.01, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) to the extent failure to pay or discharge could reasonably be expected to have a Material Adverse Effect, all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; (d) maintain or cause to be maintained (as applicable) CREIS’s status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status; and (e) be organized under the laws of the District of Columbia or any state of the United States.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect the Qualified Unencumbered Properties and equipment necessary in the operation thereof in good working order and condition, ordinary wear and tear excepted; (b) make or cause to be made all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of the Qualified Unencumbered Properties.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of a Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Loan Parties will (a) maintain in effect and enforce policies and procedures designed to achieve compliance by the Loan Parties, their Affiliates and their respective directors, officers and employees with Anti-Corruption Laws, (b) follow their general business practices that they utilize as of the Closing Date to “know their customers” and to avoid violations, in any material respect, of any Sanctions applicable to the Loan Parties and their Affiliates and (c) with respect to individuals or entities owning indirect interests in the Loan Parties, CREIS will utilize a U.S. broker-dealer network or third party transfer agent to implement the normal and customary investor screening practices mandated by applicable Law, including the Financial Industry Regulatory Authority regulations and applicable Sanctions.
6.09    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Consolidated Group; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Consolidated Group.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as no Event of Default has occurred and is continuing, a Responsible Officer of any member of the Consolidated Group shall be present at any discussions with independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours (provided such visits shall not occur when any independent auditors are conducting an audit of any member of the Consolidated Group), upon reasonable advance notice to the Borrower; provided, however, that such visits shall be limited to no more than once in any calendar year unless an Event of Default has occurred and is continuing, and if an Event of Default has occurred and is continuing, the Administrative Agent and any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance the Indebtedness under the Existing Credit Agreement and to pay fees and expenses incurred in connection therewith and (ii) for working capital and general corporate purposes (including real estate acquisitions) not in contravention of any Law or of any Loan Document, including, without limitation, Regulation U of the FRB.
6.12    Environmental Matters.
(a)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or any Subsidiary Guarantor be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or any Subsidiary Guarantor as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or any Subsidiary Guarantor as of the date of such acquisition, to add provisions to such effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower or any Subsidiary Guarantor and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
(c)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and its respective officers, directors, agents and representatives from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, any Subsidiary Guarantor or the Qualified Unencumbered Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
(d)    Prior to the acquisition of a new Property after the Closing Date that will be a Qualified Unencumbered Property, perform or cause to be performed an environmental investigation which investigation shall at a minimum comply with the specifications and procedures attached hereto as Exhibit H. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to the Administrative Agent upon reasonable request (which may be shared with any Lender), for informational purposes and to assure compliance with the specifications and procedures.
6.13    Addition of Qualified Unencumbered Properties/Additional Subsidiary Guarantors.

(a)    Notify the Administrative Agent at any time that Borrower will be adding a Project to the pool of Qualified Unencumbered Properties. In order for such Project to be included in the pool of Qualified Unencumbered Properties the Borrower shall deliver the following to the Administrative Agent:
(i)    A description of such Project and the name of the owner of all or any portion of such Project (which owner(s) must be the Borrower or a Wholly-Owned Subsidiary as of the date on which such Project is added as a Qualified Unencumbered Property);
(ii)    If required by Administrative Agent, the title insurance policy respecting such Project obtained by the applicable Subsidiary Guarantor at the time of such Subsidiary Guarantor’s acquisition of the Project, together with any endorsements to such policy, any title reports or commitments delivered to Borrower subsequent to the date of such policy, and any other reports, notices, agreements or other documents related to the status of title of, or Liens on, such Project, that satisfies all of the following: (i) was recorded or issued after the date of the applicable title insurance policy; (ii) discloses any Lien that is not a Permitted Lien; and (iii) are in the Borrower’s or a Subsidiary Guarantor’s physical or electronic records as of the Addition Date;
(iii)    If required by Administrative Agent, the Phase I environmental report respecting such Project obtained by the applicable Subsidiary Guarantor at the time of such Subsidiary Guarantor’s acquisition of the Project, together with any supplements thereto, any Phase I or other environmental report respecting such Project delivered to Borrower subsequent to the date of such Phase I, and any other reports, notices, agreements or other documents related to environmental issues, liabilities, or matters related to such Project, that satisfies all of the following: (i) was issued after the date of the applicable environmental report, (ii) discloses any new material environmental problem; and (iii) are in the Borrower’s or a Subsidiary Guarantor’s physical or electronic records as of the Addition Date;
(iv)    If required by Administrative Agent, evidence satisfactory to Administrative Agent that such Project is covered by insurance as required in accordance with Section 6.07; and
(v)    A Responsible Officer Certificate that certifies (i) such Project satisfies the criteria to be a Qualified Unencumbered Property and (ii) that there exists no Event of Default under this Agreement and that the addition of such Project shall not result in any such Event of Default.
Such Project shall become a Qualified Unencumbered Property upon satisfaction of the criteria in clauses (i) through (v) above (the “Addition Date”), which shall be no sooner than five (5) Business Days after delivery of the items described in clauses (i) through (v) above, unless the Administrative Agent consents to a shorter period of time. In the event that Administrative Agent shall not require the delivery of any of the items set forth in clauses (ii), (iii) or (iv) above in connection with the addition of any Project as a Qualified Unencumbered Property, then Administrative Agent may later require the delivery of any such item or items in order for such Project to continue as a Qualified Unencumbered Property.
(b)    If on the Addition Date the owner of all or any portion of such Project is not a Loan Party, the Borrower shall, on or before the Addition Date, (i) cause such owner to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(b) for such Person, together with favorable opinions of counsel to such Person (which shall cover the legality, validity, binding effect and enforceability of the documentation referred to in clause (b)(i) and such other matters as may be reasonably required by the Administrative Agent), in each case in form and substance similar to those delivered on the Closing Date.

6.14    Removal of Qualified Unencumbered Properties. Notify the Administrative Agent at any time that Borrower will be removing a Project from the pool of Qualified Unencumbered Properties. Such Project shall be removed from the pool of Qualified Unencumbered Properties upon satisfaction of the following:
(a)    the Borrower shall deliver to Administrative Agent a description of such Project and the ownership of such Project;
(b)    the Borrower shall deliver to the Administrative Agent a Responsible Officer Certificate that (i) includes a pro forma Borrowing Base Compliance Certificate demonstrating the effects of removing such Project from the pool of Qualified Unencumbered Properties and the Borrowing Base in effect, based on the remaining pool of Qualified Unencumbered Properties, and the amount of all Unsecured Debt other than the Net Obligations, and (ii) certifies the Unencumbered Asset Value or NOI, as applicable, of such Project used in the calculations in such pro forma Borrowing Base Compliance Certificate;
(c)    after giving effect to (i) the removal of any Project from the pool of Qualified Unencumbered Properties, (ii) the application of any proceeds or prepayments received at the time of such removal and (iii) the value of any Properties being added as Qualified Unencumbered Properties pursuant to Section 6.13 simultaneously with such removal, the Total Outstandings shall not exceed the Borrowing Base then in effect, less all Unsecured Debt other than the Net Obligations; and
(d)    after giving effect to the removal of such Project, no Default or Event of Default shall exist.
Upon the effective date of the removal of such Project from the pool of Qualified Unencumbered Properties , (i) if the owner of such Project is a Subsidiary Guarantor and shall cease to be the owner of any Qualified Unencumbered Property upon such removal, such Person shall cease to be a Subsidiary Guarantor and shall automatically, and without further action, be released from its obligations under the Loan Documents and (ii) upon the request, and at the expense of the Borrower, the Administrative Agent agrees to execute and deliver such release documents and take such other actions to acknowledge, evidence or complete any such release of such Person. Notwithstanding the foregoing, if any event described in Section 8.01(f) or (g) shall occur with respect to a Subsidiary Guarantor, mutatis mutandis, without application of the 5% threshold, each Project owned or leased by such Subsidiary Guarantor shall automatically, without further action, be deemed, removed from the pool of Qualified Unencumbered Properties, and subject to, and conditioned upon, (x) the satisfaction of subsections (a), (b) and (c) above, and (y) there being no existing Event of Default after the satisfaction of (a), (b) and (c) above, such Subsidiary shall cease to be a Subsidiary Guarantor and shall automatically, and without further action, be released from its obligations under the Loan Documents.
6.15    [Intentionally Omitted]
6.16    Notices Relating to Certain Unsecured Debt Exceeding $50,000,000.00.     Within 30 days after the incurrence of Unsecured Debt (other than the Obligations) in an original principal amount exceeding $50,000,000.00, Borrower shall provide to the Administrative Agent, which may be by electronic communication, written notice of the incurrence thereof; provided, however, Borrower shall be deemed to have complied with the foregoing requirement if CREIS files Form 8-K or other public filing with the SEC disclosing such Unsecured Debt. Any such notice received by the Administrative Agent, other than pursuant to the proviso in the foregoing sentence, shall be promptly made available, by the Administrative Agent, to Lenders.

ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate indemnification liabilities arising under the Loan Documents) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any other Loan Party (except as limited below) to:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any Qualified Unencumbered Property or the Equity Interests of the Borrower or a Subsidiary Guarantor, whether now owned or hereafter acquired, other than the following:
(a)    with respect to the Qualified Unencumbered Properties, Permitted Liens;
(b)    with respect to the Equity Interests of the Borrower or any Subsidiary Guarantor:
(i)    Liens arising pursuant to the Loan Documents; and
(ii)    Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or which have been insured or bonded; and
(c)    other Liens existing on the Closing Date and identified on Schedule 7.01.
7.02    Investments. Make any Investments, except:
(a)    Investments in the form of cash or Cash Equivalents;
(b)    advances to officers, directors and employees of the Loan Parties in an aggregate amount not to exceed One Million and No/100 Dollars ($1,000,000) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    Borrower and CREIS may make Investments in any Person which is a Loan Party;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees permitted pursuant to Section 7.03 below;
(f)    Investments related to income-producing Projects, single tenant or mixed-use Projects, Construction in Progress, improved land, unimproved land, Eligible Real Estate Investments and any business activities and Investments reasonably incidental thereto and Investments in partnerships or joint ventures; provided, that such Investments together with any such Investments held by all other members of the Consolidated Group, but excluding any such Investments that constitute Blackrock Investments, (collectively, the “Consolidated Group Investments”) shall, as applicable, be limited as follows:

(i)    the aggregate value of the Consolidated Group Investments in all non-wholly owned general and limited partnerships, joint ventures and other Persons (including, without limitation, Investments in C Corporations, Investments in Investment Affiliates and any such Investments in existence as of the date hereof), in each case, which are not consolidated with CREIS for financial reporting purposes under GAAP, shall not constitute more than fifteen percent (15.0%) of Total Asset Value;
(ii)    Consolidated Group Investments in Projects contributing to the calculation of Construction in Progress and Improved Land Value shall not, in the aggregate, at any time exceed an amount equal to five percent (5.0%) of Total Asset Value (which for Construction in Progress and Improved Land Value held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Construction in Progress and Improved Land Value);
(iii)    Consolidated Group Investments in Projects contributing to the calculation of Unimproved Land Value shall not at any time exceed an amount equal to five percent (5.0%) of Total Asset Value (which for Unimproved Land Value held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Unimproved Land Value); and
(iv)    Consolidated Group Investments in Eligible Real Estate Investments shall not, in the aggregate, exceed fifteen percent (15.0%) of Total Asset Value (which for Eligible Real Estate Investments held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Eligible Real Estate Investments).
In addition to the limitations above contained in this clause (f), the aggregate value of the types of Consolidated Group Investments permitted pursuant to clauses (f)(i) – (iv) above shall not, in any case, exceed an amount equal to thirty percent (30.0%) of Total Asset Value; provided that, no Blackrock Investments shall be applied to such limitation or any other limitation under this Subsection (f). Notwithstanding the foregoing, each Subsidiary Guarantor shall only invest in (i) Projects and Investments directly related thereto and reasonably necessary for the ownership or leasing, as applicable thereof, (ii) any PILOT Transaction, and (iii) Blackrock Investments;
(g)    Investments existing on the date hereof;
(h)    Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investments were not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower;
(i)    Investments by Borrower or CREIS in new and directly owned Subsidiaries of Borrower and by CREIS in new and directly owned Subsidiaries of CREIS; and
(j)    Blackrock Investments.
provided, that notwithstanding anything to the contrary herein, no Investments shall be made, assumed or permitted to exist which Investments are contrary to the terms and requirements set forth in clause (f) of this Section 7.02.
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;

(b)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(c)    Indebtedness in respect of capital leases, Off-Balance Sheet Arrangements and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed One Million and No/100 Dollars ($1,000,000.00);
(d)    Guaranties by the Borrower or CREIS of Secured Debt of a Subsidiary that is not a Loan Party to the extent the incurrence of any Indebtedness pursuant to this clause (d) does not cause the Borrower to violate any of the financial covenants set forth in Section 7.11;
(e)    Guarantees (i) in respect of Indebtedness or performance obligations otherwise permitted hereunder or (ii) constituting Investments permitted under Section 7.02;
(f)    Indebtedness incurred in respect of indemnification claims relating to adjustments of purchase price or similar obligations in any case incurred in connection with any Disposition permitted under Section 7.05;
(g)    Indebtedness in respect of workers’ compensation claims, self-insurance premiums, performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business;
(h)    Indebtedness incurred in the ordinary course in respect of netting services, overdraft protections, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services;
(i)    unsecured intercompany Indebtedness and intercompany Investments permitted pursuant to Section 7.02;
(j)    Indebtedness constituting Permitted Unsecured Debt;
(k)    Indebtedness that constitutes Unsecured Debt so long as after giving effect thereto the Borrower will be in compliance with the financial covenants set forth in Section 7.11; and
(l)    other Indebtedness existing on the Closing Date and identified on Schedule 7.03.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary Guarantor may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more of the other Subsidiary Guarantors;
(b)    any Subsidiary Guarantor may merge with any third party; provided that (i) such merger is part of one or more transactions constituting an Investment permitted in accordance with the terms and conditions of this Agreement and (ii) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor; and
(c)    any Subsidiary Guarantor may merge with any other Person if (i) such merger is for the sole purpose of causing a change in the jurisdiction of organization of such Subsidiary Guarantor, (ii) the percentage share of the Borrower’s and CREIS’s ownership, either directly or indirectly, of the Equity Interests of such Subsidiary Guarantor, in the aggregate, is not changed, (iii) the Person merged with the applicable Subsidiary Guarantor does not have any material liabilities, obligations or other Indebtedness or any material Contractual Obligations of any type and (iv) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor.
7.05    Dispositions. Make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of property to the Borrower or to a Wholly-Owned Subsidiary that is or will be a Subsidiary Guarantor upon the completion of such Disposition;
(c)    Any Disposition of a Qualified Unencumbered Property (and any assets related thereto and any Subsidiary Guarantor owning such Qualified Unencumbered Property) in connection with its removal from the pool of Qualified Unencumbered Properties in accordance with the terms of Section 6.14;
(d)    any Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary Guarantor;
(e)    Dispositions of Cash Equivalents in the ordinary course of business;
(f)    Any lease or sublease of any Project to any third party;
(g)    the unwinding of any Swap Contract;
(h)    Investments permitted pursuant to Section 7.02;
(i)    Dividends or distributions permitted under Section 7.06; and
(j)    Any other Dispositions; provided that (i) no Event of Default shall exist as of the date of such Disposition or would result from such Disposition, (ii) such Disposition is for fair market value, and (iii) written approval of the Required Lenders and the Administrative Agent shall be required for any Disposition, to the extent such Disposition, together with all other Dispositions consummated during the Measurement Period most recently ended, has an aggregate fair market value that is greater than fifteen percent (15%) of Total Asset Value (as of the most recently ended Measurement Period).
7.06    Dividend Payout Ratio.
(a)    Permit the Dividend Payout Ratio, at any time, to exceed ninety-five percent (95%); and
(b)    Permit CREIS, at any time an Event of Default exists, to make or declare any dividends or similar distributions without the written consent of the Administrative Agent and Required Lenders.

Notwithstanding anything in this Section 7.06 to the contrary, CREIS shall be permitted at all times to distribute the minimum amount of dividends necessary for CREIS to maintain its tax status as a real estate investment trust.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the date hereof or any business substantially related or incidental thereto.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower that is not a Loan Party, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) Investments permitted under Section 7.02, (c) Indebtedness permitted under Section 7.03, (d) transactions permitted under Section 7.04, (e) Dispositions permitted under Section 7.05, (f) dividends or distributions permitted under Section 7.06 or (g) any Advisor Fee, including any agreement governing such Advisor Fee.
7.09    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary Guarantor to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary of any Guarantor that owns a Qualified Unencumbered Property to Guarantee the Indebtedness of the Borrower and to pledge its assets or (iii) of a Loan Party to create, incur, assume or suffer to exist Liens on any Qualified Unencumbered Property; or (b) requires the grant by a Loan Party of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except, in each case, any Permitted Restrictions.
7.10    Use of Proceeds.
(a)    Use the proceeds of (i) any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) any Committed Revolving Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to make a Borrower Loan Purchase under Section 10.06(h).
(b)    Request any Borrowing or Letter of Credit, and Borrower shall not use, and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions or Anti-Corruption Laws applicable to any party hereto, in any material respect.

7.11    Financial Covenants.
(a)    Leverage Ratio. Permit the Leverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than sixty percent (60%).

(b)    Unsecured Debt to Unencumbered Asset Value Ratio. Permit the ratio of (i) Unsecured Debt to (ii) Unencumbered Asset Value, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than sixty percent (60%).
(c)    Unsecured Debt Service Coverage Ratio. Permit the Unsecured Debt Service Coverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.75 to 1.0.
(d)    Secured Debt Ratio. Permit the ratio of (i) Secured Debt owed by the Consolidated Group to (ii) Total Asset Value, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than forty percent (40%).
(e)    Maximum Real Estate Recourse Debt Ratio. Permit the amount of Secured Debt owed by the Consolidated Group which is Recourse Debt, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof), to exceed fifteen percent (15%) of TAV.
(f)    Minimum Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.50 to 1.0.
(g)    Minimum Consolidated Net Worth. Permit Consolidated Net Worth, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof), to be less than the sum of (i) $367,145,340 plus (ii) an amount equal to seventy-five percent (75.0%) of the aggregate increases in Shareholders’ Equity of the Consolidated Group occurring after June 30, 2017 by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than issuances to a Loan Party), including upon any conversion of debt securities of the Borrower into such Equity Interests (the “Increase Amount”), minus (iii) the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any equity interests in CREIS after June 30, 2017, provided that such aggregate amount does not exceed the Increase Amount.
7.12    Additional Restricted Actions. Notwithstanding anything contained herein to the contrary,
(a)    except for Permitted Restrictions or as otherwise permitted pursuant to this Agreement, enter into or permit to exist (i) any assignment of Equity Interests of any Loan Party (other than CREIS), (ii) any Negative Pledge (other than as permitted by Section 7.09) or (iii) any unencumbered asset covenant or other similar covenant or restriction which prohibits or limits the ability to sell or create Liens against any Qualified Unencumbered Properties;
(b)    enter into or permit to exist any Sale and Leaseback Transaction;
(c)    enter into or permit to exist any Off-Balance Sheet Arrangements without the prior written consent of the Administrative Agent (which such consent shall be granted or withheld in the discretion of the Administrative Agent), except for Indebtedness permitted pursuant to Section 7.03(c); or

(d)    if any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, after the issuance thereof, (i) amend or modify any of the terms of any Indebtedness of such Loan Party (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse in any material respect to such Loan Party or to the Lenders, except for modifications to match changes made to the Loan Documents or which are also made to the Loan Documents, (ii) shorten the final maturity or average life to maturity thereof or require any payment thereon to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (iii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment thereof, or make (or give any notice with respect thereto) any redemption or acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange with respect thereto.
7.13    Organizational Matters. (a) Permit any member of the Consolidated Group to change its fiscal year without the prior written consent of the Required Lenders or (b) permit any Loan Party to amend, modify or change its partnership agreement (other than a change limited solely to add additional limited partners or authorize the issuance of additional units) or articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner that would reasonably be likely to adversely affect the rights of the Lenders in any material respect.
7.14    Ownership and Creation of Foreign Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, create, acquire or permit to exist any Foreign Subsidiaries.
7.15    Sanctions.     Permit any of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement to constitute funds obtained from transactions in violation of any Anti-Corruption Laws or permit such payment to result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default (each, an ("Event of Default"):
(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05, 6.10 or 6.11 or Article VII; or (ii) any Loan Party fails to perform or observe any covenant or agreement contained in Section 6.01, 6.02 or 6.03(b)-(e) on its part to be performed or observed and such failure continues beyond any cure period as may be specifically noted therein (or, if no such cure period is provided, five (5) days after such Loan Party’s receipt of notice of such failure); or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues beyond any cure period as may be specifically noted therein (or, if no such cure period is provided, thirty (30) days after such Loan Party’s receipt of notice of such failure); provided, however, if such failure cannot be reasonably cured within such cure period, such cure period shall be extended by a reasonable amount of time needed to cure such failure not to exceed sixty (60) days after such Loan Party’s receipt of such notice; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in any material respect or, for representations and warranties that are conditioned by materiality, in any respect, when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Debt or any Guarantee of any Recourse Debt of any Loan Party (in either case, other than the Obligations and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Fifty Million and No/100 Dollars ($50,000,000.00) and such failure is not waived and continues beyond any cure period as may be specifically noted therein or (B) fails to observe or perform any other material agreement or condition relating to any such Recourse Debt or Indebtedness included in (A) above ("Subsection A Indebtedness"), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case the effect of which default or other event is to cause, or to permit the holder or holders of such Subsection A Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Subsection A Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any Event of Default (as defined in such Swap Contract) as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) that is not waived and continues beyond any cure period provided therein or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Loan Party is an Affected Party (as defined therein) and, in either event, the Swap Termination Value owed by any Loan Party as a result thereof is greater Fifteen Million and No/100 Dollars ($15,000,000.00); or
(f)    Insolvency Proceedings, Etc. CREIS, Borrower or other Loan Parties to which more than an aggregate of 5% of the Total Asset Value are attributable institute(s) or consent(s) to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person(s) and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person(s) or to all or any material part of its property is instituted without the consent of such Person(s) and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) CREIS, Borrower or other Loan Parties to which more than an aggregate of 5% of the Total Asset Value are attributable become(s) unable or admit(s) in writing its inability or fail(s) generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person(s) and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against a Loan Party (i) any one or more judgments or orders for the payment of money in the aggregate amount of Twenty Five Million and No/100 Dollars ($25,000,000.00) (or if the Facility Amount has been increased to at least Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00), then an aggregate amount of Fifty Million and No/100 Dollars ($50,000,000.00)) or more individually as to a Loan Party or in the aggregate amount of Fifty Million and No/100 Dollars ($50,000,000.00) as to all Loan Parties (in each case, to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) which remains unsatisfied or unstayed for a period in excess of sixty (60) days, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, either (A) the Loan Party is not actively challenging the validity, enforceability or effectiveness of such judgment or the grounds for same or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Plan which has resulted in liability of any Loan Party under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of Twenty Five Million and No/100 Dollars ($25,000,000.00), or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Twenty Five Million and No/100 Dollars ($25,000,000.00); or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing or pursuant to judicial proceedings the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of the entry of an order for relief with respect to a Loan Party or a Subsidiary thereof under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15 and Section 2.16 be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the L/C Issuers (not to exceed one counsel to the L/C Issuers) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings and (ii) breakage, termination or other payments due under any Swap Contract between any Loan Party and Hedge Bank, ratably among the Lenders, the applicable Hedge Banks (with respect to clause (ii)) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX.
ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints JPMC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions left to the discretion of the Administrative Agent herein and therein on behalf of, and for the benefit of, the Lenders. Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default, other than a Default in the payment of scheduled payments of interest and principal, unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) the financial condition of Borrower or any Guarantor.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Applicable L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Applicable L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender, a Disqualified Institution, or an Affiliate of any Defaulting Lender or Disqualified Institution.
If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof or a court of competent jurisdiction has determined in a final judgment that the Administrative Agent has taken actions, or omitted to take actions, constituting gross negligence or willful misconduct in connection with the performance of its rights, powers or duties hereunder or under the other Loan Documents, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agent, Co-Documentation Agents or Lead Arrangers listed on the cover page hereof (or any other Arranger) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
9.10    Cash Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted hereunder and (b) to release the Cash Collateral and any Lien thereon in accordance with the terms and conditions set forth in Section 2.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
9.11    Swap Contracts. No Hedge Bank that obtains the benefits of Section 8.03 or the Guaranty by virtue of the provisions hereof (in its role as provider of a Swap Contract to the Borrower or any Loan Party) shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender or the Administrative Agent, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, Lender or Affiliate of a Lender, as the case may be.
9.12    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Loan Documents for the benefit of all applicable Persons.
9.13    Lender Reply Period.     All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:
“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”
(iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof, and (v) if the consent or approval is required pursuant to Section 10.01, then such notice shall include a copy of the proposed amendment, consent or action. Each Lender shall reply promptly to any such request, but in any event within ten (10) Business Days after the delivery of such request by Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders (or the Required Revolving Lenders) or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders (or the Required Revolving Lenders) or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01 without the written consent of each Lender, provided that any waiver with respect to any Fee Letter shall only require the consent of each Person that is a party thereto;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of the Leverage Ratio (including any change in such defined term or defined terms used directly or indirectly in the definition of Leverage Ratio), solely as it is used in determining the Applicable Rate, that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or Letter of Credit Fees at the Default Rate;
(e)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(f)    change any provision of this Section or the definition of “Required Lenders,” “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release the Borrower or CREIS without the written consent of each Lender;
(h)    release all or substantially all of the Subsidiary Guarantors (except in connection with the release of Qualified Unencumbered Properties pursuant to this Agreement) without the prior written consent of each Lender;
(i)    change the definition of “Borrowing Base” or any of the definitions directly related thereto without the written consent of each Lender; or
(j)    change the definition of “Qualified Unencumbered Properties” without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the each L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(f) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters and any Issuer Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding the above:
(A)    prior to the termination of the Aggregate Revolving Commitments, unless also signed by Revolving Lenders holding in the aggregate at least a majority of the Aggregate Revolving Commitments, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 4.02(b) or (ii) amend, change, waive, discharge or terminate Sections 2.03(a)(ii)(B), 4.02 or 8.01 in a manner adverse to such Lenders or this clause (A);
(B)    each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein,
(C)    the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders;
(D)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) the principal owing to such Lender may not be decreased without the consent of such Lender and (z) the interest rate being paid to such Lender may not be decreased without the consent of such Lender;
(E)    Administrative Agent, Arrangers and Borrower may agree to add the name of any other Arranger, documentation agent or syndication agent to the cover page of this Agreement without the prior written notice to or consent of any Lender; and
(F)    no amendment contemplated by, and subject to Section 2.14(e) shall require the consent of any Person other than the Borrower and the Lenders providing an increase in the Aggregate Revolving Commitments or Term Loan or any New Term Loan.
Notwithstanding any of the foregoing, if the Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other parties to this Agreement. Administrative Agent will promptly provide to the Lenders a copy of any amendment or supplement executed pursuant this Section 10.01.

10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party, the Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, any Lender and any L/C Issuer (but not including fees related to internal counsel of such Persons)) taken as a whole (unless (x) a conflict exists as determined in the good faith judgment of each affected Lender or each affected L/C Issuer, in which case(s) the fees, charges and disbursements of reasonably necessary additional counsel for all such affected Lenders or such affected L/C Issuer shall be covered, or (y) a special counsel is necessary as determined in the good faith judgment of the Administrative Agent, in which case(s) the fees, charges and disbursements of one reasonably necessary special counsel for the Administrative Agent shall be covered), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel referenced in subsection (a)(iii); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 9.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel referenced in subsection (a)(iii).
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees (but not including fees related to internal counsel of such Persons), plus, (x) in the event of a conflict of interest as determined in the good faith judgment of each affected Indemnitee, one additional counsel for all such affected Indemnitees (together with all similarly situated Indemnitees) and (y) in the event that a special counsel is necessary as determined in the good faith judgment of the Administrative Agent, one additional counsel for Administrative Agent), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel for all Indemnitees referenced in this subsection (b); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 9.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel for all Indemnitees referenced in this subsection (b). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Applicable L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, a Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after receipt by Borrower of written demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of a Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans (and participations in Letters of Credit) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million and No/100 Dollars ($5,000,000.00) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    [Intentionally Omitted.]
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment requiring its consent under this clause (A) unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(D)    [Intentionally Omitted]
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent, (x) an Assignment and Assumption, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) payable by the assignor; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. Without limiting subsection (i) of this Section 10.06, no such assignment shall be made (A) to a Loan Party or any Affiliates or Subsidiaries of a Loan Party or (B) to any Defaulting Lender or any of its Affiliates or Subsidiaries or to any Person who, upon becoming a Lender hereunder, would constitute one of the foregoing Persons described in this clause (B) or (C) any Disqualified Institution.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a substitute Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 10.06(b) and any written consent to such assignment required by this Section 10.06(b), Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to any provision of this Agreement, including without limitation Sections 2.02(b) or 2.12(d), Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) – (f) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(g)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein:
(1) if at any time any L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer shall, upon thirty (30) calendar days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder with the consent of such successor L/C Issuer; provided, however, no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer as an L/C Issuer.
(2) any L/C Issuer may resign upon thirty (30) calendar day notice to the Borrower and the other Lenders, provided, however if any resigning L/C Issuer remains as a Revolving Lender or a Term Lender, then its resignation shall not be effective until a successor L/C Issuer is appointed by the Borrower from among the Revolving Lenders and the agreement of such appointment by such successor L/C Issuer.
If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
(h)    Borrower Loan Purchase.
(i)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall have the right from time to time to voluntarily purchase Term Loans from one or more Lenders and simultaneously cancel or retire such Term Loans and Lenders shall be permitted to sell or assign such Term Loans to the Borrower (in each case, a “Borrower Loan Purchase”) provided that no Default or Event of Default shall exist at the time of such purchase and assignment or would result from such purchase and assignment and subject to satisfaction all of the other requirements of this Section 10.06(h).
(ii)    Any offer to make a Borrower Loan Purchase by the Borrower and any sale of Term Loans to the Borrower by a Lender shall be in accordance with the following:
(A)    by no later than 11:00 a.m. at least five (5) Business Days prior to the Response Date (as defined below), the Borrower shall notify the Administrative Agent (and the Administrative Agent shall provide such information to the Lenders), in writing, of its desire to purchase Term Loans from the Lenders (the “Purchase Offer”) which Purchase Offer shall be made to all Lenders on a pro rata basis and shall contain (I) the date by which the Lenders may elect to participate in a Borrower Loan Purchase (the “Response Date”), (II) the price (which may be a range and which may be at a discount to par) of the proposed purchase (the “Offer Price”), (III) the amount of Term Loans the Borrower is proposing to purchase and (IV) the type of Term Loans, if applicable;
(B)    no later than 5:00 p.m. on the Response Date, each Lender shall, in its sole discretion, notify the Administrative Agent and the Borrower, in writing, as to the amount of Term Loans it wishes to sell to the Borrower (which shall not be less than One Million and No/100 Dollars ($1,000,000.00)) at the Offer Price (any such notification by a Lender shall be irrevocable absent manifest error and shall be referred to herein as a “Sales Offer” and any failure to timely provide such notice shall be deemed a decline of the Purchase Offer);
(C)    Borrower may accept as many or as few of the Sales Offers by written notice to the Administrative Agent no later than 5:00 p.m. as of the third Business Day following the Response Date (the “Acceptance Date”), provided that (I) such offers must be accepted in descending order of discount (that is, Borrower must accept the greatest discount first, then the next greatest discount, and so on), and (II) in the case of a tie, the prepayment must be applied on a pro rata basis to the offering Lenders based on the principal amount of the Loans offered for prepayment. The Administrative Agent will notify the Lenders that provided Sales Offers as to whether or not their offer was accepted and, in the case of acceptance, the principal amount subject to prepayment. Borrower will purchase the Loans on a certain Business Day (the “Settlement Date”; which Settlement Date shall be determined by Borrower in conjunction with the Administrative Agent, provided that the Settlement Date shall be (x) no earlier than two (2) Business Days and (y) no later than five (5) Business Days, in each case, following the Acceptance Date) by payment of the discounted principal amount to the Administrative Agent for distribution to the respective Lenders; and
(D)    on the Settlement Date, the Borrower shall deliver to the Administrative Agent a certificate stating that (I) when the Borrower delivered the Purchase Offer and (II) at all times subsequent to its delivery of the Purchase Offer through the time of such Borrower Loan Purchase, the Borrower did not have any material non-public information (“MNPI”) that either (y) was not, or has not been, disclosed to the Lenders (other than those which have elected not to receive such MNPI) during such time or (z) would reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the Term Loan or a Lender’s decision to participate in such Borrower Loan Purchase.
(iii)    In order to consummate a Borrower Loan Purchase:
(A)    each of the assigning Lender and the Borrower (in its capacity as purchaser of the applicable Term Loan) shall enter into a Borrower Assignment Agreement as of the Settlement Date; and
(B)    the Administrative Agent shall receive the recordation and processing fee in connection with such assignment as set forth in Section 10.06(b)(iv);
(iv)    A Borrower Loan Purchase shall be effective upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) of this Section 10.06(h) above and such date shall be referred to herein as a “Borrower Assignment Effective Date.”

(v)    On and after a Borrower Assignment Effective Date, (I) the Term Loans purchased by the Borrower shall be deemed cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document, (D) the determination of Required Lenders and (E) the calculation of the amount of Indebtedness hereunder and (II) no interest or fees of any type shall accrue from and after a Borrower Assignment Effective Date on any Term Loans purchased by the Borrower on such Borrower Assignment Effective Date. For clarification purposes, the Borrower shall never be deemed to be a Lender hereunder.
(vi)    The Lenders hereby consent to the transactions described in this Section 10.06(h) and waive the requirements of any provision of this Agreement and any other Loan Document that might otherwise result in a breach of this Agreement or create a Default or an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase. The Lenders acknowledge that purchases made by the Borrower pursuant to this Section 10.06(h) will result in the retirement of Term Loans on a non-pro rata basis among the Lenders. The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.
(vii)    All Borrower Loan Purchases and subsequent cancellation or retirement of such Term Loans by the Borrower pursuant to this Section 10.06(h) shall reduce pro rata the payments, with respect to Term Loans, due on the Maturity Date with respect to the Term Facility.
(i)    Disqualified Institutions.
(i) No assignment or participation shall be made to any Person that is a Disqualified Institution as of the date of such assignment or participation (the “Trade Date”) (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). With respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution but such Person shall be subject to clauses (ii) and (iii) of this clause (i). Any assignment in violation of this clause (i)(i) shall not be void, but the other provisions of this clause (i) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by such Disqualified

Institution, purchase or prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligation, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by any Loan Party, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary of any Loan Party relating to the Borrower or any Subsidiary of any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary of any Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Subsidiary of any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary of any Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Applicable L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding “par” principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT EXCEPT IN EACH CASE AS PROVIDED IN ANY OTHER LOAN DOCUMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger or Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger or Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the

Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.18    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
10.21    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page left intentionally blank--signature page(s) to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first-above written.

BORROWER:

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Borrower

By:	Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation, its General Partner

By:/s/ Nathan D. DeBacker
Name:    Nathan D. DeBacker
Title: Chief Financial Officer and Treasurer

Signature Page - Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By/s/ Ryan M. Dempsey
Name: Ryan M. Dempsey

Title:	Authorized Officer

Signature Page - Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By:/s/ Ryan M. Dempsey
Name: Ryan M. Dempsey

Title:	Authorized Officer

Signature Page - Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By: /s/ Troy Lyscio

Name:	Troy Lyscio
Title:    SVP

Signature Page - Second Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By: /s/ Frederick Denecke

Name:	Frederick Denecke
Title:    Senior Vice President

Signature Page - Second Amended and Restated Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Lisa M. Mahoney

Name:	Lisa Mahoney
Title:    Assistant Vice President

Signature Page - Second Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By: /s/ Lee Surtees

Name:	Lee Surtees
Title:    Senior Vice President

Signature Page - Second Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By: /s/ Casey L. Stevenson

Name:	Casey L. Stevenson
Title:    Vice President

Signature Page - Second Amended and Restated Credit Agreement

PEOPLE'S UNITED BANK, NATIONAL ASSOCIATION, as a Lender

By:/s/ Victor Galati

Name:	Victor Galati
Title:    Senior Vice President

Signature Page - Second Amended and Restated Credit Agreement